UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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TPG RE FINANCE TRUST, INC.

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TPG RE Finance Trust, Inc.

888 Seventh Avenue, 35th Floor

New York, New York 10106

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

The 2021 Annual Meeting of Stockholders of TPG RE Finance Trust, Inc., a Maryland corporation (the “Company”) will be held on Tuesday, May 18, 2021 at 11:00 a.m., Eastern Time. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. You will be able to attend the Annual Meeting virtually and vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/TRTX2021.

At the virtual Annual Meeting, stockholders will be asked to consider and vote on the following matters, each as more fully described in the accompanying proxy statement:

1. the election of seven directors, each to hold office until the Company’s annual meeting of stockholders in 2022 and until his or her successor is duly elected and qualifies;

2. the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021;

3. a proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers; and

4. such other business as may properly come before the virtual Annual Meeting and any adjournments or postponements thereof.

Holders of record of the Company’s common stock as of the close of business on March 31, 2021, the date fixed by the Company’s board of directors as the record date for the virtual Annual Meeting, are the only stockholders entitled to notice of and to vote at the virtual Annual Meeting.

Your vote is important. Whether or not you plan to attend the virtual Annual Meeting, you are requested to authorize a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card if you requested paper copies of the Company’s proxy materials. Any person giving a proxy has the power to revoke it at any time prior to the virtual Annual Meeting and stockholders who are present at the virtual Annual Meeting may withdraw their proxies and vote online at the virtual Annual Meeting.

By Order of the Board of Directors,

/s/ Deborah Ginsberg

Deborah Ginsberg

Secretary

April 7, 2021

i

ii

TPG RE Finance Trust, Inc.

888 Seventh Avenue, 35th Floor

New York, New York 10106

PROXY STATEMENT FOR

2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2021

This proxy statement is being furnished by and on behalf of the board of directors of TPG RE Finance Trust, Inc., a Maryland corporation (the “Company,” “we,” “us” or “our”), in connection with the solicitation of proxies to be voted at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). As used in this proxy statement, the following terms have the meanings set forth below:

•	the term “Manager” refers to our external manager, TPG RE Finance Trust Management, L.P., a Delaware limited partnership; and

•	the term “TPG” refers to TPG Global, LLC, a Delaware limited liability company, and its affiliates.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON MAY 18, 2021

We are furnishing the proxy materials for the Annual Meeting electronically using the Internet through the mailing to our stockholders of a Notice of Internet Availability of Proxy Materials (the “Notice and Access Card”). The Notice and Access Card will be mailed to stockholders of record on or before April 8, 2021. Please visit the website www.proxyvote.com to view electronic versions of our proxy materials and our 2020 annual report to stockholders, and to request electronic delivery of future proxy materials.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

In this section of the proxy statement, we answer some common questions regarding the Annual Meeting and the voting of shares at the Annual Meeting.

Where and when will the Annual Meeting be held?

The Annual Meeting will be held at 11:00 a.m., Eastern Time, on Tuesday, May 18, 2021. Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. You will be able to attend the Annual Meeting virtually and vote and submit questions during the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/TRTX2021.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

The United States Securities and Exchange Commission (the “SEC”) has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this proxy statement and our annual report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive paper copies of the proxy materials unless they request them. Instead, the Notice and Access Card, which will be mailed to our stockholders, provides instructions regarding how you may access and review all of the proxy materials on the Internet. The Notice and Access Card also instructs you as to how you may authorize a proxy to vote your shares via the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access Card.

Can I vote my shares by filling out and returning the Notice and Access Card?

No. The Notice and Access Card identifies the items to be voted on at the virtual Annual Meeting, but you cannot vote by marking the Notice and Access Card and returning it. The Notice and Access Card provides instructions on how to authorize a proxy to vote your shares via the Internet or by telephone or vote during the virtual Annual Meeting or to request a paper proxy card, which will contain instructions for authorizing a proxy by the Internet, by telephone or by returning a signed paper proxy card.

Why are you holding a virtual Annual Meeting?

Due to the ongoing public health impact of the coronavirus outbreak (COVID-19) and to support the health and well-being of our stockholders, this year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the live Q&A session of the virtual Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent relevant to the business of the virtual Annual Meeting, as time permits.

How do I vote my shares during the virtual Annual Meeting?

You may vote your shares during the virtual Annual Meeting until such time as the chairman declares the polls closed by visiting www.virtualshareholdermeeting.com/TRTX2021 and following the instructions. You will need the 16-digit control number included in your proxy card, voting instruction form or Notice and Access Card.

Even if you plan to attend the live webcast of the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the virtual Annual Meeting. We will provide a physical location to view the webcast if requested by a stockholder in writing by contacting the Secretary at TPG RE Finance Trust, Inc., 888 Seventh Avenue, 35th Floor, New York, New York 10106. Please note that no members of management or our board of directors will be in attendance at the physical location.

What am I voting on?

There are three proposals scheduled to be considered and voted on at the virtual Annual Meeting. At the virtual Annual Meeting, stockholders are being asked to consider and vote on:

•	Proposal 1: The election of seven directors, each to hold office until the Company’s annual meeting of stockholders in 2022 and until his or her successor is duly elected and qualifies;

•	Proposal 2: The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2021; and

•	Proposal 3: A proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “Say-on-Pay Proposal”).

Who can vote?

Holders of record of our common stock as of the close of business on March 31, 2021, the record date fixed by the board of directors for determining the stockholders who are entitled to vote at the virtual Annual Meeting, are the only stockholders who are entitled to vote at the virtual Annual Meeting. As of March 31, 2021, there were a total of 76,895,509 shares of our common stock outstanding and entitled to vote at the virtual Annual Meeting. You have one vote for each share of common stock that you own.

What constitutes a quorum?

We will convene the virtual Annual Meeting if stockholders representing the required quorum of shares of common stock entitled to vote either sign and return their paper proxy cards, authorize a proxy to vote their shares electronically or telephonically or attend the virtual Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the virtual Annual Meeting on any matter will constitute a quorum. If you sign and return your paper proxy card or authorize a proxy to vote your shares electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials. Broker non-votes and abstentions will also be considered present for the purpose of determining whether we have a quorum.

How many votes are needed to approve each of the proposals assuming a quorum is present at the virtual Annual Meeting?

Proposal 1: Election of Directors. The election of a director nominee must be approved by a plurality of the votes cast in the election of directors. Plurality voting simply means that the number of candidates getting the highest number of votes cast “for” their election at the virtual Annual Meeting will be elected. Proxies marked “Withhold Authority” and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Proposal 2: Ratification of Independent Registered Public Accounting Firm for 2021. A majority of the votes cast is required for the approval of the auditor ratification proposal (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” such proposal). Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal. As described below, brokerage firms can vote your uninstructed shares on this proposal.

Proposal 3: Say-on-Pay Proposal. A majority of the votes cast is required to approve the Say-on-Pay Proposal. Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your shares may be voted on the auditor ratification proposal (Proposal 2) if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (the “NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. All other proposals being considered and voted on by stockholders at the virtual Annual Meeting are “non-routine” matters under the NYSE rules for which brokers may not vote absent voting instructions from the beneficial owner.

How do I authorize a proxy to vote my shares?

Follow the instructions on the Notice and Access Card to authorize a proxy to vote your shares electronically via the Internet or by telephone. If you request a paper copy of our proxy materials, follow the instructions printed on the paper proxy card to authorize a proxy to vote via the Internet, by telephone or by completing and returning the paper proxy card by mail. The individuals named and designated as proxies will vote your shares as you instruct.

If you submit a signed proxy without indicating your vote on any matter, the designated proxies will vote to elect all seven nominees as directors, to approve the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021 and to approve, on a non-binding, advisory basis, the compensation of our named executive officers.

How can I authorize a proxy to vote my shares over the Internet or by telephone?

To authorize a proxy to vote your shares electronically via the Internet, go to www.proxyvote.com and follow the instructions. Please have your Notice and Access Card in hand when accessing the website, as it contains a 16-digit control number required to authorize a proxy to vote your shares.

If you have access to a touch-tone telephone, you may authorize a proxy to vote your shares by dialing (800) 690-6903 and following the recorded instructions. You will need the 16-digit control number included on your Notice and Access Card in order to authorize a proxy to vote your shares by telephone.

If you requested a paper copy of our proxy materials, in order to authorize a proxy to vote your shares by telephone or over the Internet, you must either call the toll-free number reflected on the paper proxy card or go to www.proxyvote.com and follow the instructions. Please have your paper proxy card in hand when calling the toll-free number or accessing the website, as it contains a 16-digit control number required to authorize a proxy to vote your shares.

You can authorize a proxy to vote your shares via the Internet or by telephone at any time prior to 11:59 p.m., Eastern Time, on May 17, 2021, the day before the virtual Annual Meeting.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The Notice and Access Card or proxy materials, if you elected to receive a hard copy, has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

What if other matters come up at the virtual Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters to be properly presented at the virtual Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the virtual Annual Meeting or any adjournment or postponement thereof for consideration, and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named in the proxy card will have the discretion to vote on those matters for you.

Can I revoke my proxy after I authorize a proxy to vote my shares?

Yes. You can revoke your proxy either by:

•	executing or authorizing, dating and delivering to us a new proxy with a later date that is received no later than May 17, 2021;

•	voting again via the Internet or by telephone at a later time before the closing of those voting facilities at 11:59 p.m., Eastern Time, on May 17, 2021;

•	sending a written statement revoking your proxy card to our Secretary or any corporate officer of the Company, provided such statement is received no later than May 17, 2021; or

•	by attending the virtual Annual Meeting, revoking your proxy and voting your shares online during the virtual Annual Meeting.

Your attendance at the virtual Annual Meeting will not, by itself, revoke a proxy previously authorized by you. We will honor the proxy card or authorization with the latest date.

Proxy revocation notices should be sent to TPG RE Finance Trust, Inc., 888 Seventh Avenue, 35th Floor, New York, New York 10106, Attention: Secretary. New paper proxy cards should be sent to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Who will count the votes?

Representatives of The Carideo Group, Inc. will count the votes and will serve as the independent inspector of election.

Who pays for this proxy solicitation?

We do. In addition to sending or making available to you these proxy materials, some of the employees of an affiliate of our Manager may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this.

PROPOSAL 1 — ELECTION OF DIRECTORS

There are currently seven members of the board of directors. On March 31, 2021, the board of directors, upon the recommendation of its nominating and corporate governance committee, unanimously nominated the seven directors listed below for re-election to the board of directors at the virtual Annual Meeting. All of the nominees are willing to serve as directors but, if any of them should decline or be unable to act as a director, the individuals designated in the proxy card as proxies will exercise the discretionary authority provided to vote for the election of such substitute nominee selected by our board of directors, unless the board of directors alternatively acts to reduce the size of the board of directors or maintain a vacancy on the board of directors in accordance with our bylaws. The board of directors has no reason to believe that any such nominees will be unable or unwilling to serve.

Nominees for Election as Directors

The names, ages as of April 1, 2021 and existing positions with us of the nominees are as follows:

Name	Age	Office or Position Held
Avi Banyasz	48	Chairman of the Board of Directors
Kelvin Davis	57	Director
Michael Gillmore	64	Director
Todd Schuster	60	Director
Wendy Silverstein	60	Director
Bradley Smith	53	Director
Gregory White	64	Director

The name, principal occupation for the last five years, selected biographical information and the period of service as our director of each of the nominees are set forth below.

Avi Banyasz has served as our chairman of the board since December 2014. Mr. Banyasz is a partner of TPG and the co-head of TPG Real Estate, TPG’s real estate investment platform. Prior to joining TPG in 2011, Mr. Banyasz served as a managing principal and a member of the investment committee of Westbrook Partners, a real estate private equity firm, where he worked for 13 years. Prior to joining Westbrook Partners, Mr. Banyasz worked at Bear Stearns & Co. Mr. Banyasz received a B.S. in Economics and Finance, with High Distinction, from the University of Toronto. Mr. Banyasz serves on the Boards of Directors of Enlivant (formerly, Assisted Living Concepts, Inc.), of which he is Chairman, M West Properties, Strive Communities, and Strategic Office Partners. Mr. Banyasz’s extensive experience in real estate investment allows Mr. Banyasz to provide valuable insight to us and our board of directors, including with respect to our investing activities, which leads to our conclusion that Mr. Banyasz should serve on our board of directors.

Kelvin Davis has served as one of our directors since December 2014. Mr. Davis is the founder and the co-head of TPG Real Estate. He is based in San Francisco and is a member of TPG’s Holdings Committee. From 2000 to 2009, Mr. Davis led TPG’s North American Buyout Group, encompassing investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was president and chief operating officer of Colony Capital, LLC, a private international real estate investment firm in Los Angeles (“Colony”), which he co-founded in 1991. Colony’s wholly owned affiliate, Colony Advisors, Inc., acted as asset manager with respect to essentially all of Colony’s loan and property investments. Prior to the formation of Colony, Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, Inc., he worked at Goldman Sachs & Co. LLC in New York and with Trammell Crow Company in Dallas and Los Angeles. Mr. Davis earned a B.A. in Economics from Stanford University and an M.B.A. from Harvard Business School, where he was a Baker Scholar, a John L. Loeb Fellow, and a Wolfe Award recipient. Mr. Davis serves on the Boards of Directors of Catellus Development Corporation, Enlivant (formerly, Assisted Living Concepts, Inc.), Arlington Business Parks GP Limited, and Arlington LP (UK) Limited. He is also a long-time director (and past Chairman) of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization) and is a trustee of the Los Angeles County Museum of Art (LACMA). Mr. Davis’s substantial real estate loan and property investment experience, leadership role with TPG Real Estate and deep knowledge and relationships in the real estate sector lead to our conclusion that Mr. Davis should serve on our board of directors.

Michael Gillmore has served as one of our directors since July 2017. Mr. Gillmore was an audit partner at Ernst & Young LLP (“EY”) and retired on June 30, 2017 after 39 years at EY. Mr. Gillmore served in various leadership positions in EY’s real estate practice during his career, including from 2004 to 2016 as Market Segment Leader for Real Estate, Hospitality & Construction for the Pacific Southwest Region and the West Region. Mr. Gillmore has served as the lead partner for numerous public and private companies operating in multiple subsectors of the real estate industry. Mr. Gillmore has extensive experience interacting with boards of directors and audit committees. Mr. Gillmore received a B.S. in Business Administration and Accounting from California State University, Fullerton. Mr. Gillmore served on the Advisory Board of the Lusk Real Estate Center at the University of Southern California until September 2017 and on the Board of Directors of the California Hospital Medical Center Foundation until September 2018. Mr. Gillmore is a member of the National Association of Real Estate Investment Trusts and the National Association of Corporate Directors (“NACD”) and in July 2019 became a member of the Board of Directors of the NACD Pacific Southwest chapter. Mr. Gillmore’s comprehensive knowledge of accounting and financial disclosure, extensive audit experience and interactions with the boards of directors and audit committees of multiple companies in the real estate industry lead to our conclusion that Mr. Gillmore should serve on our board of directors.

Todd Schuster has served as one of our directors since July 2020. From May 2012 to September 2015, Mr. Schuster served in various capacities with Ares Management (NYSE: ARES) (“ARES”), an alternative manager with $140 billion of assets under management. From May 2012 through May 2013, Mr. Schuster served as an independent board member and audit committee member of Ares Commercial Real Estate (NYSE: ACRE), a publicly held commercial mortgage real estate investment trust (“REIT”) externally managed by ARES. In June 2013, Mr. Schuster joined ARES as a Senior Partner and Global Head of Real Estate Credit Investments and remained until September 2015. Concurrently, while at ARES, Mr. Schuster was named Chief Executive Officer of ACRE and remained on the board of ACRE during that time. Mr. Schuster also served on the ARES twelve-member Executive Committee, as well as on the Investment Committee for all ARES sponsored real estate debt and equity vehicles in the US and Europe/UK. Prior to joining Ares, Mr. Schuster was the Founder, Chief Executive Officer and a Principal of CW Financial Services from its inception in 1992 until 2009. During this time, Mr. Schuster built and led CW Financial Services which was comprised of 400 employees throughout three subsidiaries: CWCapital, its Fannie Mae and Freddie Mac licensed mortgage banking company, CWCapital Investments, a registered investment advisor with approximately $10 billion in assets under management, and CWCapital Asset Management, one of the nation’s largest special servicers and named on CMBS pools, CDOs, CLOs and investment funds with more than $175 billion of underlying collateral. Prior to founding CW Financial Services, Mr. Schuster served in a variety of positions within the commercial mortgage finance units of Salomon Brothers and Bankers Trust each in New York City. Mr. Schuster graduated with a B.A. from Tufts University. Mr. Schuster’s management experience with both public and private real estate investment companies, deep knowledge and relationships in the real estate sector and extensive capital markets experience lead to our conclusion that Mr. Schuster should serve on our board of directors.

Wendy Silverstein has served as one of our directors since July 2017. Ms. Silverstein is Co-Founder of Silver Eagle Advisory Group, a real estate workout and restructuring firm. Ms. Silverstein previously served as Chief Investment Officer of WeWork from August 2018 to September 2019. She served as President and Chief Executive Officer of New York REIT, Inc. (NYSE: NYRT) (“NYRT”) from March 2017 to July 2018. Prior to NYRT, Ms. Silverstein served as Executive Vice President and Co-Head of Acquisitions and Capital Markets for Vornado Realty Trust (NYSE: VNO) (“Vornado”), an owner of commercial real estate in the United States, from 1998 to 2015. During her tenure at Vornado, Ms. Silverstein oversaw Vornado’s debt and equity financings and was responsible for a variety of real estate as well as corporate acquisitions. Ms. Silverstein was a member of the Investment Committee for Vornado’s private equity fund, Vornado Capital Partners, L.P. On behalf of Vornado, she served on the Board of Directors of Toys R Us, Inc. from its leveraged buyout in 2005 until January 2019 and previously served on the Board of LNR Property, LLC, a loan special servicer. Prior to joining Vornado in 1998, Ms. Silverstein spent 12 years at Citicorp. From 1990 to 1998, she was with Citicorp Real Estate in the Corporate Debt Restructuring Group, which she headed from 1994 to 1998. During this time, she led the negotiation and restructuring of debt and equity transactions involving companies in the airline, hospitality, retail, office and residential real estate industries. She served on the Board of Directors of Shuttle, Inc. (d/b/a US Air Shuttle) from 1992 to 1997, Alexander’s, Inc. (NYSE: ALX) from 1992 to 1995 and NYRT from February 2017 to July 2018. From 1986 to 1990, she was with the Leveraged Capital Group at Citibank, N.A., providing sponsor financing for leveraged buyouts. Ms. Silverstein currently serves on the board of Alexander’s, Inc. Ms. Silverstein has served as an independent advisor to Trinity Church regarding their real estate portfolio and is an active member of the Board of Beit Ruth, an educational and therapeutic village for at risk teenage girls in Israel. Ms. Silverstein earned her B.S. in Economics, magna cum laude, from The Wharton School of the University of Pennsylvania and an M.B.A. with distinction from The Wharton Graduate School of Business Administration. She is also a Certified Public Accountant. Ms. Silverstein’s management experience with multiple real estate investment trusts, deep knowledge and relationships in the real estate sector and extensive capital markets experience lead to our conclusion that Ms. Silverstein should serve on our board of directors.

Bradley Smith has served as one of our directors since July 2017. Mr. Smith has been a private investor since June 2015. From February 2002 to May 2015, Mr. Smith served as head of Real Estate and Lodging Equity Capital Markets at Bank of America Merrill Lynch. During his tenure at Bank of America Merrill Lynch, Mr. Smith was responsible for the structuring, marketing and pricing of initial public offerings and other public equity offerings for companies in the real estate, lodging, gaming and real estate finance industries. While at Bank of America Merrill Lynch, Mr. Smith was the lead equity advisor on more than three hundred equity offerings, which raised in excess of $100 billion. Mr. Smith began his career at Lehman Brothers in 1989 and worked there prior to joining Bank of America Merrill Lynch in 2000. Mr. Smith served in a variety of investment banking and equity capital markets positions both in New York and in London while at Lehman Brothers, including acting as the co-head of U.S. Equity syndicate. Mr. Smith graduated magna cum laude from The Wharton School of the University of Pennsylvania with a B.S. in finance. Mr. Smith’s deep knowledge and relationships in the real estate sector, including over 15 years of experience working with companies in the real estate finance sector, and extensive capital markets experience lead to our conclusion that Mr. Smith should serve on our board of directors.

Gregory White has served as one of our directors since July 2017. Since January 2003, Mr. White has served as a Managing Director and Chief Executive Officer of Prima Capital Advisors LLC (“Prima”), an investment advisory firm that specializes in commercial mortgage investments. At Prima, Mr. White’s responsibilities include loan origination, structuring securitizations and the development and maintenance of client relationships. Prima is the successor entity to Conning Asset Management, which purchased Schroder Mortgage Associates, LP (“Schroder”) in 1998. Mr. White founded Schroder in 1992. Prior to forming Schroder, Mr. White was a Managing Director at Salomon Brothers Inc (“Salomon”) and co-head of the firm’s real estate finance, sales and advisory businesses. While at Salomon, Mr. White was responsible for the origination, negotiation and closing of real estate financings, joint ventures and property sales, as well as commercial mortgage securitizations and assisting with the development of the rating process for commercial mortgages. Prior to his work at Salomon, Mr. White was an Assistant Treasurer in the Real Estate Finance Department of the Chase Manhattan Bank. Mr. White holds a B.S. in Civil Engineering from Tufts University and earned an M.B.A. in Finance and Real Estate from The Wharton Graduate School of Business Administration. Mr. White previously was a director of New Plan Excel Realty Trust (NYSE: NXL) and Acadia Realty Trust (NYSE: AKR), two NYSE-listed REITs that specialized in retail real estate. Mr. White is a member of the Pension Real Estate Association and the Commercial Real Estate Finance Council. He serves on the Board of Advisors of Tufts University’s College of Engineering. Mr. White is a former Adjunct Professor of Real Estate Finance at New York University. Mr. White’s extensive experience in commercial real estate loan originations and financings allows Mr. White to provide valuable insight to us and our board of directors, including with respect to our investing activities, which leads to our conclusion that Mr. White should serve on our board of directors.

Voting Recommendation

Our board of directors unanimously recommends that you vote “for” the election of each of the director nominees named above.

CORPORATE GOVERNANCE

The Board of Directors; Committees

Our business is managed by our Manager, subject to the oversight and direction of our board of directors. Our board of directors has seven members and is currently comprised of Mr. Banyasz, Mr. Davis, Mr. Gillmore, Mr. Schuster, Ms. Silverstein, Mr. Smith and Mr. White.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our officers, directors and employees (if any), and to all of the officers and employees of our Manager and any of its affiliates who provide services to us. Our code of business conduct and ethics is designed to comply with SEC regulations and NYSE listing standards relating to codes of conduct and ethics. Our code of business conduct and ethics is available on our website, www.tpgrefinance.com, under the “Investor Relations” tab by selecting “Governance Documents.”

Any waiver of the code of business conduct and ethics may be made only by our nominating and corporate governance committee and will be promptly disclosed as required by law or stock exchange regulations. Any modifications to the code of business conduct and ethics will be reflected on our website.

Corporate Governance Guidelines

We have also adopted corporate governance guidelines to advance the functioning of our board of directors and its committees and to set forth our board of directors’ expectations as to how it and its committees should perform its and their respective functions. Our corporate governance guidelines are available on our website, www.tpgrefinance.com, under the “Investor Relations” tab by selecting “Governance Documents.”

Director Independence

Under our corporate governance guidelines and NYSE rules, the board of directors must be comprised of at least a majority of directors who qualify as “independent” directors. A director is not independent unless the board of directors affirmatively determines that he or she does not have a “material relationship” with us. In addition, the director must meet the bright-line test for independence set forth by the NYSE rules. Our corporate governance guidelines also require all members of the audit committee, the compensation committee and the nominating and corporate governance committee to be “independent” directors. Based upon its review, the board of directors has affirmatively determined that each of Mr. Gillmore, Mr. Schuster, Ms. Silverstein, Mr. Smith and Mr. White is independent under all applicable criteria for independence set forth in the listing standards of the NYSE, including with respect to committee service.

Board of Directors Composition

The board of directors seeks to ensure that it is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow it to satisfy its oversight responsibilities effectively. In that regard, the nominating and corporate governance committee is responsible for recommending candidates for all directorships to be filled by the board of directors or by the stockholders at an annual or special meeting. In identifying candidates, the nominating and corporate governance committee will review each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board of directors, assess whether the candidate’s qualifications meet the minimum criteria contained in the corporate governance guidelines and recommend that the board of directors select those nominees whose attributes the nominating and corporate governance committee believes would be most beneficial to us. In identifying candidates for membership on the board of directors, the nominating and corporate governance committee takes into account (i) minimum individual qualifications, such as personal integrity and moral character, willingness to apply sound business judgment, industry knowledge or experience and an ability to work collegially with the other members of the board of directors and (ii) all other factors it considers appropriate. While our corporate governance guidelines do not contain an express diversity policy, we believe that a board of directors with the right set of skills and backgrounds provides the most effective oversight over the Company and its strategies. Accordingly, we seek diversity of thought and perspective in the board room, and we believe this comes from a mix of gender, geographic location, cultural background, skill set, tenure and experience.

Our board of directors currently has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The current written charters for each of the audit committee, compensation committee and nominating and corporate governance committee are available on our website, www.tpgrefinance.com, under the “Investor Relations” tab by selecting “Governance Documents.”

Audit Committee

The audit committee is currently comprised of Mr. Gillmore, Ms. Silverstein, Mr. Smith and Mr. White, with Mr. Gillmore serving as the committee’s chairperson. All audit committee members meet the independence criteria and have the qualifications set forth in the listing standards of the NYSE and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our board of directors has determined that Mr. Gillmore qualifies as an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K under the Exchange Act, and that Mr. Gillmore has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Item 407(d)(5) of Regulation S-K under the Exchange Act provides that the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than the duties, obligations and liability imposed on such person as a member of the audit committee and board of directors in the absence of such designation or identification. Our audit committee, pursuant to its written charter, among other matters, oversees:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	our independent registered public accounting firm’s qualifications and independence;

•	the performance of our internal audit function and independent registered public accounting firm; and

•	our overall risk exposure and management.

Our audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with our independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by our independent registered public accounting firm, reviewing the independence of our independent registered public accounting firm, considering the range of audit and non-audit fees earned by our independent registered public accounting firm and reviewing the adequacy of our internal accounting controls.

Our board of directors has adopted procedures for the submission of complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters in accordance with Rule 10A-3 under the Exchange Act. The audit committee is responsible for administering the foregoing procedures and for reviewing and addressing any complaints submitted pursuant to its complaint procedures for accounting and other matters, as well as any whistleblower complaints subject to Section 21F of the Exchange Act.

Compensation Committee

The compensation committee is currently comprised of Mr. Gillmore, Mr. Schuster, Ms. Silverstein, Mr. Smith and Mr. White, with Ms. Silverstein serving as the committee’s chairperson. All compensation committee members meet the independence criteria set forth in the listing standards of the NYSE.

We are externally managed by our Manager pursuant to our management agreement with our Manager, or our Management Agreement, and as of the date hereof we have no employees. Our executive officers have not received any cash compensation from us or any of our subsidiaries for serving as executive officers. However, we are required by our Management Agreement to reimburse our Manager for the allocable share of the compensation (including, without limitation, annual base salary, bonus, any related tax withholdings, and employee benefits) paid to Mr. Foley, our chief financial officer, who dedicates a substantial portion of his time to us, based on the percentage of his time spent managing our affairs. To the extent that we become responsible for paying the compensation and/or any other employee benefits of our executive officers and senior management, the compensation committee oversees such compensation, including plans and programs relating to incentive compensation, equity-based awards and other benefits and perquisites, and administers any such plans or programs as required by the terms thereof.

Our compensation committee, pursuant to its written charter, among other matters:

•	reviews our Management Agreement on an annual basis;

•	evaluates on an annual basis the performance of our Manager in light of our goals and objectives and the terms of our Management Agreement;

•

reviews and approves on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluates our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by our board of directors), determines and approves the compensation, if applicable, of our chief executive officer based on such evaluation;

•	reviews and approves on an annual basis the compensation of our executive officers, if applicable;

•	oversees the annual review of our compensation plans, including our equity incentive plan;

•	assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking;

•	assists our board of directors and the chairman in overseeing the development of executive succession plans; and

•	determines from time to time the compensation for our non-management directors.

The compensation committee has the resources and authority appropriate to discharge its duties and responsibilities, including the sole authority to retain, on terms it deems appropriate, legal counsel and other experts, consultants or advisers as it deems appropriate, without obtaining the approval of our board of directors or management. The compensation committee also has the sole authority to select and retain a compensation consultant to assist in the evaluation of compensation, if any, of our chief executive officer or other executives.

The compensation committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee composed of two or more of its members for any purpose that it deems appropriate. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the compensation committee who are “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act, as in effect from time to time.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently comprised of Mr. Gillmore, Mr. Schuster, Ms. Silverstein, Mr. Smith and Mr. White, none of whom is, or has ever been, an officer or employee of the Company or any of its affiliates, and none of whom has any relationship requiring disclosure by the Company under Item 404 of Regulation S-K under the Exchange Act. None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our board of directors or our compensation committee during the fiscal year ended December 31, 2020.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is currently comprised of Mr. Gillmore, Ms. Silverstein and Mr. Smith, with Mr. Smith serving as the committee’s chairperson. All nominating and corporate governance committee members meet the independence criteria set forth in the listing standards of the NYSE.

Our nominating and corporate governance committee, pursuant to its written charter, among other matters:

•	provides counsel to our board of directors with respect to the organization, function and composition of our board of directors and its committees;

•	oversees the self-evaluation of our board of directors;

•

periodically reviews and, if appropriate, recommends to our board of directors changes to, our corporate governance policies and procedures, and monitors the effectiveness of such guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct; and

•	identifies and recommends to our board of directors potential director candidates for nomination.

More specifically, the nominating and corporate governance committee is responsible for reviewing, on an annual basis, the requisite skills and characteristics of individual members of the board of directors, as well as the composition of the board as a whole, in the context of our needs. The nominating and corporate governance committee will recommend prospective candidates to the board of directors for nomination at each annual meeting of stockholders, or any special meeting of the stockholders at which directors are to be elected. The nominating and corporate governance committee will review all nominees for director, including those recommended by stockholders, in accordance with criteria established by the nominating and corporate governance committee and the requirements and qualifications contained in our corporate governance guidelines and will recommend that the board of directors nominate or elect those nominees whose attributes it believes would be most beneficial to us. This review involves an assessment of the personal qualities and characteristics, accomplishments and business reputation of director candidates. The nominating and corporate governance committee will assess candidates’ qualifications based on the following minimum criteria, which may be modified from time to time by the nominating and corporate governance committee:

•	demonstrated personal integrity and moral character;

•	willingness to apply sound and independent business judgment for the long-term interests of stockholders;

•	relevant business or professional experience, technical expertise or specialized skills;

•	personality traits and background that appear to fit with those of the other directors to produce a collegial and cooperative board responsive to the Company’s needs; and

•	ability to commit sufficient time to effectively carry out the substantial duties of a director.

Meetings

Directors are expected to attend board meetings and meetings of the committees on which they serve, to spend the time needed and to meet as frequently as necessary, in order to properly discharge their responsibilities. Our board of directors and committees conduct their business through formal and informal meetings, as well as actions taken by written or electronic consent in lieu of meetings. During the fiscal year ended December 31, 2020, (i) the board of directors held 26 formal meetings, (ii) the audit committee held four formal meetings, (iii) the compensation committee held three formal meetings, and (iv) the nominating and corporate governance committee held one formal meeting. Each director attended at least 75% of the combined number of meetings of the board of directors and meetings of committees on which he or she served during the period in 2020 in which he or she served as a director or member of such committee, as applicable.

We do not have a formal policy regarding attendance by directors at our annual meeting of stockholders but invite and encourage all directors to attend. We make every effort to schedule our annual meeting of stockholders at a time and date to permit attendance by directors, taking into account the directors’ schedules and the timing requirements of applicable law. All of our seven directors then in office attended our last annual meeting of stockholders, which was held on June 30, 2020.

Executive Sessions

In accordance with applicable NYSE listing requirements, our non-management directors periodically hold executive sessions at which management is not present. Our corporate governance guidelines provide that the chairperson of the nominating and corporate governance committee, or if he or she is not present, any non-management independent director, shall serve as chairperson for any executive session.

Board Leadership Structure

Our board of directors benefits from the service of Mr. Banyasz and Mr. Davis, who are both partners at TPG and, together, head TPG Real Estate.

We believe separating the chairman of the board of directors and the chief executive officer positions is appropriate as it helps the board of directors meet its responsibilities of overseeing management and setting our strategic direction as well as fostering the long-term value of the Company. Mr. Banyasz does not qualify as an independent director under the applicable criteria for independence set forth in the listing standards of the NYSE. However, the board of directors has designated Mr. Smith, one of our independent directors, to serve as our lead independent director. The lead independent director serves as the liaison between management and the independent directors. The lead independent director’s duties include facilitating communication with the board of directors and presiding over regularly conducted executive sessions of the independent directors. It is the role of the lead independent director to review matters such as board meeting agendas, meeting schedule sufficiency and, where appropriate, other information provided to the directors; however, all directors are encouraged to, and in fact do, consult with management on each of the above topics. The lead independent director and each of the other directors communicate regularly with the chairman of the board of directors and our principal executive officer regarding appropriate agenda topics and other matters related to the board of directors.

Our Board’s Role in Risk Oversight

As with every business, we confront and must manage various risks, including financial and economic risks, related to the performance of our portfolio and how our investments have been financed. Pursuant to our charter and bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our Manager, subject to the oversight of our board of directors, is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for establishing broad corporate policies for our overall performance and for the direction and oversight of our risk management. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them, and by and through discussions with our executive officers and other TPG personnel provided to us through our Manager. In particular, we believe that our board of directors benefits from the valuable insights to developments in our industry provided by Mr. Banyasz and Mr. Davis as a result of their active involvement at TPG Real Estate and TPG Global.

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from our audit committee, our compensation committee and our nominating and corporate governance committee, each of which addresses risks specific to its area of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our Manager takes, or is required to take, to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing reputational harm and illegal or improper liability-creating conduct.

Our board of directors reviewed with the compensation committee its compensation policies and practices applicable to our Manager that could affect our assessment of risk and risk management. Following such review, our board of directors determined that our compensation policies and practices, pursuant to which we pay no cash compensation to officers and employees of our Manager or affiliates of our Manager since they are compensated by our Manager or its affiliates, do not create risks that are reasonably likely to have a material adverse effect on us.

Our board of directors also considered that while we may grant our officers, our Manager and affiliates of our Manager’s employees equity awards, such grants align their interests with our interests and do not create risks that are reasonably likely to have a material adverse effect on us.

Stockholder Nominations and Communications Policy

Our board of directors has adopted policies with respect to the consideration of candidates recommended by stockholders for election as directors and stockholder and interested party communications with the board of directors.

Stockholders may recommend director nominees for consideration by the nominating and corporate governance committee by submitting the names and the following supporting information to our secretary at: Secretary, Stockholder Nominations, TPG RE Finance Trust, Inc., 888 Seventh Avenue, 35th Floor, New York, New York 10106. The submission should include all information relating to the proposed nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the proposed nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act.

The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate’s qualifications and contact information for personal and professional references. The submission should also include the name and address of the stockholder who is submitting the nominee, the number of shares that are owned of record or beneficially by the submitting stockholder and a description of any substantial interest, direct or indirect of such stockholder and the candidate in the Company or any affiliate thereof. Director nominees may be nominated by our stockholders in accordance with our bylaws and in accordance with the advance notice requirements contained in our bylaws. See “Stockholder Proposals For the 2022 Annual Meeting” for more information regarding the advance notice requirements contained in our bylaws.

Stockholders and other interested parties may communicate directly with our board of directors or the non-management directors. Any interested parties, including stockholders of the Company, desiring to communicate with the chairman of our board of directors, the other non-management directors or an individual director regarding the Company may directly contact such directors by delivering such correspondence to the Company at the following: TPG RE Finance Trust, Inc. 888 Seventh Avenue, 35th Floor, New York, New York 10106, Attention: Secretary. The sender should indicate in the address whether it is intended for the entire board of directors, the non-management directors as a group or an individual director. Each communication intended for the board of directors or non-management directors received by the secretary will be forwarded to the intended recipients in accordance with the existing instructions.

Director Stock Ownership Guidelines

Our directors are encouraged to own shares of our common stock in order to better align their personal interests with the interests of our stockholders. In furtherance of this objective, our directors’ stock ownership guidelines require each director to own at least $200,000 in shares of our common stock within five years of the later of the date the guidelines were adopted and the date such director is first elected to our board of directors and thereafter so long as such person continues to serve as a director. Shares of common stock granted in respect of annual director fees are counted toward achieving these stock ownership guidelines.

Anti-Hedging Policy

Our board of directors has adopted a policy prohibiting all of the directors, officers, employees, agents, advisors and consultants, and certain “related persons” (as defined in the policy) of such persons of (i) the Company and its subsidiaries and affiliates, (ii) our Manager, and (iii) any affiliates of our Manager from engaging in hedging or monetization transactions and other speculative transactions involving the Company’s securities.

Under the policy, a covered person may not, directly or indirectly, engage in any kind of hedging or monetization transaction against future declines in the market value of any equity-based securities of the Company that could reduce or limit such person’s economic risk with respect to holdings, ownership or interest in or to the Company’s common stock or other securities of the Company, including without limitation outstanding stock options, restricted stock or other compensation awards the value of which are derived from, referenced to or based on the value or market price of the Company’s common stock or other securities of the Company. Pursuant to the policy, a “short sale,” or sale of securities that the seller does not own at the time of sale or, if owned, that will not be delivered within 20 days of the sale, is an example of a prohibited hedging transaction. Prohibited transactions under the policy also include the purchase by a covered person of financial instruments, including, without limitation, prepaid variable forward contracts, equity swaps, collars, puts, calls, exchange funds, or other derivative securities that are designed to hedge or offset a decrease in market value of equity securities of the Company. The policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, deferred stock units, or other derivative securities granted under the Company’s equity incentive plans.

Persons who violate our anti-hedging policy may be subject to disciplinary action by the Company, our Manager or one of their respective affiliates, as applicable. Such disciplinary action may include, but is not limited to, termination of employment and/or restrictions on future participation in incentive plans.

Stockholder Engagement

We believe that regular, transparent stockholder engagement is essential to our long-term success. In 2020, we continued our practice of engaging with stockholders to understand their perspectives on corporate governance, executive compensation, sustainability and other matters. We made presentations at financial and industry conferences, met with financial analysts and investment firms, held in-person and virtual meetings with institutional stockholders and responded to inquiries from our stockholders.

Since our last annual meeting in June 2020, we have engaged with most of our largest stockholders. The majority of our management team participated in these discussions. We believe that all of these stockholders understood that we are an externally managed company and as such our named executive officers are not employed by us, but instead are employed by TPG. In addition, they understood that, except for discretionary grants under our equity incentive plan, we do not determine the compensation received by any of our named executive officers, we do not pay any of the compensation of our executive officers and we only reimburse our Manager or its affiliates for our allocable share of the compensation (including, without limitation, annual base salary, bonus, any related tax withholdings, and employee benefits) paid to our chief financial officer, who dedicates a substantial portion of his time to us, based on the percentage of his time spent managing our affairs. None of the stockholders we contacted expressed any disagreement or objection with our compensation or corporate governance practices.

Corporate Social Responsibility

We are a commercial real estate finance company externally managed by our Manager and sponsored by TPG. As an externally managed company, our day-to-day operations are managed by our Manager and our executive officers under the oversight of our board of directors. Our executive officers are TPG Real Estate professionals who are employed by affiliates of our Manager.

As such, many of the corporate responsibility initiatives undertaken by TPG are relevant to and impact our business and the business decisions made on our behalf by employees of affiliates of our Manager. TPG formally adopted an ESG policy in 2012, and TPG’s Sustainability and ESG Performance Program supports the firm’s long-standing commitment to assessing the Environmental, Social and Governance performance of prospective investments. TPG’s commitment is to:

•	Incorporate sustainability and ESG performance considerations into investment diligence and decision-making processes;

•	Ensure that sustainability and ESG practices are implemented and that measurable results are achieved in TPG’s companies and operations; and

•	Enable greater ESG performance transparency for TPG’s companies.

TPG includes the Sustainability Accounting Standards Board (“SASB”) framework for materiality of ESG performance factors in its investment activities. SASB standards address the sustainability topics that SASB believes are reasonably likely to have material impacts on the financial condition or operating performance of companies in an industry.

TPG is a signatory to and a sponsor of the United Nations’ Principles for Responsible Investment (“PRI”). In addition to completing TPG’s annual PRI Framework Report, which can be found online, TPG is a regular participant in and sponsor of programming by PRI, including its annual in-person conference. In addition, TPG engages with a range of ESG performance-focused organizations, including:

•	The Guidelines for Responsible Investment by the American Investment Council (formerly the Private Equity Growth Capital Council);

•	The Guidelines for Disclosure and Transparency in Private Equity;

•	The Invest Europe (formerly the European Private Equity and Venture Capital Association) Code of Conduct;

•

The World Economic Forum International Business Council and its Compact for Responsive and Responsible Leadership and recently promulgated recommendations or metrics and disclosures aligned with the SGDs and principal ESG domains; and

•	The Task Force on Climate-related Financial Disclosures.

Social

Diversity and Inclusion

TPG Diversity and Inclusion is driven by a committee comprised of members from different offices and business units, with varying tenures at the firm. The committee was formed with the stated purpose of creating tangible, measurable action to ensure a TPG culture of diversity and inclusion and building a growing group of ambassadors who can drive discussion and action at the firm.

TPG believes that the quality of its investments and the firm’s ability to build great companies depends on the originality of TPG’s insights. TPG is committed to having a diverse, inclusive workplace to:

•	Foster diversity of thought;

•	Create an organization reflective of the breadth of the borrowers, investors and communities that TPG serves; and

•	Attract, develop, retain and promote the best talent, which is TPG’s greatest asset.

TPG believes that sponsoring the success of every member of its team, including all ethnicities, genders and sexual orientations, with a wide variety of personal and educational backgrounds, professional experiences and perspectives, makes TPG more innovative, more creative, and more effective in its overall approach. In 2018, TPG’s Diversity and Inclusion Council formed seven firm-wide affinity groups for veterans, women, LGBTQ+, Black, Hispanic, Asian and Greater Middle Eastern Professionals.

Employee Training and Development

TPG conducts training programs for all employees, with a high-intensity focus on retention and training managers, holding them responsible for the success of their teams.

Every TPG professional is required to complete comprehensive bi-annual sexual harassment training, to foster a safe and inclusive environment for all employees, as well annual, firm-wide unconscious bias training.

Employee Benefits

TPG provides comprehensive and competitive employee benefits. Such coverage includes, but is not limited to, robust health insurance, retirement offerings, primary and secondary caregiver leave, phased back to work, fertility coverage and back-up child care.

TPG has enhanced its health and family benefits to make TPG a place where women, working families and LGBTQ+ employees have the resources they need to build a long-term career. TPG offers gender-neutral parental leave, and TPG’s health insurance benefits cover same-sex and opposite-sex domestic partners and transgender health care. To measure the quality of these changes, TPG participated in the 2018 Corporate Equality index, the national benchmarking tool on corporate policies and practices pertinent to LGBTQ+ people.

Community

As of December 31, 2020, TPG had 881 employees, across 12 offices located in offices in Fort Worth, New York, San Francisco, Washington DC, Seoul, Beijing, Hong Kong, Mumbai, Singapore, London, Luxembourg and Melbourne.

Environmental

Real Estate Debt Investments

With respect to our real estate debt investments, a key part of our Manager’s due diligence process is a review of potential environmental risks associated with the underlying collateral. Our Manager obtains Phase I environmental assessments for each asset, and to the extent any issue may be identified, will perform any required follow-up and/or remediation prior to closing on an asset. In addition, as part of our Manager’s due diligence process, each underlying property is visited by a senior member of the investment team, to the extent reasonably practicable, to physically inspect the asset and identify any potential for an issue and confirm the required scope of work, if any remediation is required.

Governance

For a detailed description of our governance policies and procedures, please see the discussion elsewhere in this “Corporate Governance” section.

EXECUTIVE OFFICERS

The following sets forth the positions, ages and selected biographical information for our executive officers as of April 1, 2021.

Name	Age	Office or Position Held
Matthew Coleman	44	President
Robert Foley	61	Chief Financial Officer
Peter Smith	55	Chief Investment Officer and Vice President
Deborah Ginsberg	42	Vice President, General Counsel and Secretary

Matthew Coleman has served as our president since July 2020. Mr. Coleman previously served as our vice president from February 2016 to July 2020. Mr. Coleman is a partner of TPG and is a partner and the chief operating officer of TPG Real Estate. Before joining TPG in 2012, Mr. Coleman was Senior Vice President of the real estate private equity group at D. E. Shaw & Co., L.P. From 2000 through 2005, Mr. Coleman was an attorney in the New York office of Cravath, Swaine & Moore LLP, where he practiced in the areas of mergers and acquisitions, leveraged finance, and securities. Mr. Coleman graduated summa cum laude from Wake Forest University with a B.A. in Economics and was elected to Phi Beta Kappa. He earned a J.D. from Yale Law School, where he served as an editor of the Yale Law Journal and as the editor-in-chief of the Yale Journal on Regulation. Mr. Coleman currently serves on the Boards of Directors of Bluegrass Senior Living, Campus Living, and Tempore Properties.

Robert Foley has served as our chief financial officer since August 2015. Mr. Foley has also served as a business unit partner of TPG Real Estate since January 2019, and as a managing director of TPG and a member of our Manager’s investment committee since August 2015. Mr. Foley joined TPG Real Estate and our company in August 2015 from Sixth Street Partners, where he directed credit-based investment activity in U.S. commercial real estate for TPG’s special situations and credit investment platform from September 2014 to August 2015. Mr. Foley is an experienced principal investor and business builder, with more than 30 years of commercial real estate finance experience. Mr. Foley was a co-founder, chief financial officer, and later chief operating officer of Gramercy Capital Corp. (NYSE: GPT), formerly a publicly-traded REIT with debt and net lease investments throughout the U.S. Prior to his tenure with Gramercy Capital Corp., Mr. Foley was co-head of high yield commercial real estate debt investing for Goldman Sachs & Co.’s special situations group, and led the domestic commercial real estate capital markets business at Bankers Trust Company (since merged with Deutsche Bank). He began his career with Touche Ross & Co. in its San Francisco office. Mr. Foley has served on the Board of Governors and Executive Committee of the Commercial Real Estate Finance Council. He is a full member of the Urban Land Institute, the Stanford Real Estate Center, and the Real Estate Lenders Association. He earned B.A. degrees in Economics and Political Science from Stanford University, an M.B.A. from The Wharton School of the University of Pennsylvania, and is a certified public accountant (inactive in California).

Peter Smith has served as our vice president since November 2016 and as our chief investment officer since January 2020. Mr. Smith has also served as a business unit partner of TPG Real Estate since January 2019 and managing director of TPG and a member of our Manager’s investment committee since November 2016. Mr. Smith has more than 25 years of commercial real estate debt financing experience, including transitional loans, mezzanine loans, long-term fixed rate loans, loan portfolio acquisitions, and workouts and restructurings. Prior to joining TPG in November 2016, Mr. Smith’s prior experience includes senior positions with Ladder Capital, Credit Suisse, UBS, Credit Suisse First Boston and Heller Financial. Mr. Smith is a graduate of the University of Michigan from which he earned a B.B.A. in Accounting.

Deborah Ginsberg has served as our vice president and secretary since November 2016 and as our general counsel since January 1, 2018. Ms. Ginsberg has also served as a managing director of TPG and a member of our Manager’s investment committee since May 2016. Prior to joining TPG in May 2016, she was a principal with Blackstone Real Estate Debt Strategies, an affiliate of the Blackstone Group L.P., in New York and London from December 2012 to March 2016. While at Blackstone, she was responsible for legal structuring, due diligence, loan closing processes, and documentation for all real estate debt investments for the firm’s private equity funds and mortgage REIT. Prior to Blackstone, Ms. Ginsberg was a director at CT Investment Management Co., LLC, a commercial real estate investment manager that was wholly-owned by Capital Trust, Inc. (NYSE: CT) which was acquired by Blackstone in December 2012, where she was responsible for all legal aspects of structuring, closing, and asset managing the firm’s real estate debt investments. Before joining Capital Trust, Inc. in 2006, Ms. Ginsberg practiced law in the real estate group at Sidley Austin LLP. Ms. Ginsberg received a B.S. from Cornell University and a J.D., cum laude, from the Benjamin N. Cardozo School of Law. Ms. Ginsberg is a member of the Commercial Real Estate Finance Council and WX New York Women Executives in Real Estate and previously served on the Board of Directors of the NY Private Equity Network — Real Estate.

COMPENSATION COMMITTEE REPORT

Our compensation committee has furnished the following report. The information contained in this “Compensation Committee Report” is not to be deemed “soliciting material” or “filed” with the SEC, nor is such information to be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that we specifically incorporate it by reference into such filings.

Our compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K under the Exchange Act with management.

Based on such review and discussions, our compensation committee recommended to our board of directors that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by the Compensation Committee of the Company’s Board of Directors:

Wendy Silverstein (Chair)

Michael Gillmore

Todd Schuster

Bradley Smith

Gregory White

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following individuals were our named executive officers as of December 31, 2020:

•	Greta Guggenheim, our former chief executive officer and director;

•	Matthew Coleman, our president;

•	Robert Foley, our chief financial officer;

•	Peter Smith, our chief investment officer and vice president; and

•	Deborah Ginsberg, our vice president, general counsel and secretary.

Mr. Smith was appointed as our chief investment officer of the Company, effective January 1, 2020, in addition to continuing his previous role as vice president. On July 28, 2020, Matthew Coleman was appointed as our President, with Greta Guggenheim remaining our Chief Executive Officer. Prior to such appointment, Mr. Coleman served as a Vice President of the Company, and Ms. Guggenheim served as Chief Executive Officer and President. On March 31, 2021, Ms. Guggenheim retired from our Board and from her position as Chief Executive Officer.

None of our named executive officers are employees of the Company. We do not have any employees, and we are managed by our Manager, TPG RE Finance Trust Management, L.P., pursuant to our Management Agreement. Our Manager is an affiliate of TPG Real Estate. Our named executive officers are TPG Real Estate professionals who are employed by affiliates of our Manager. TPG makes our named executive officers available to our Manager, and our Manager provides them to us pursuant to our Management Agreement. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our executive officers do not receive cash compensation from us or any of our subsidiaries for serving as our executive officers. Instead, we pay our Manager a base management fee equal to the greater of $250,000 per annum and 1.50% per annum of our “equity,” as such term is defined in our Management Agreement. Our Manager may also be entitled to certain incentive compensation, in an amount determined pursuant to our Management Agreement and based on our “core earnings” and “equity,” as such terms are defined in our Management Agreement. No portion of the base management fee or any incentive compensation paid to our Manager is specifically allocated to compensation paid by our Manager or its affiliates to our named executive officers. For further details regarding the payments to our Manager, see “Certain Relationships and Related Person Transactions.”

We do not have agreements with any of our executive officers regarding their cash compensation, nor do we make any decisions regarding their cash compensation, employee benefits, or other types of compensation paid to the executives by our Manager and its affiliates. Additionally, our Management Agreement does not require that our named executive officers devote a specific percentage of their time to our business. Notwithstanding the foregoing, we are required by our Management Agreement to reimburse our Manager for the allocable share of the compensation (including, without limitation, annual base salary, bonus, any related tax withholdings, and employee benefits) paid to Mr. Foley, our chief financial officer, who dedicates a substantial portion of his time to us, based on the percentage of his time spent managing our affairs.

TPG’s compensation program for our named executive officers is principally comprised of the following elements of compensation, which compensate the named executive officers not only for their service to our business, but also to other interests of our Manager: (a) a fixed annual base salary, (b) an annual cash bonus payment tied to the performance of the named executive officer and the applicable business functions for which the named executive officer is primarily responsible, (c) certain awards based on shares of our common stock that our Manager acquired from us prior to the completion of our initial public offering and granted to our named executive officers in part as compensation for services provided to us and/or reacquired in the open market , and (d) participation in various employee benefit plans and programs. For context of our named executive officers’ compensation, we estimate that the aggregate cash compensation paid by TPG to our named executive officers that may reasonably be associated with their management of us for the year ended December 31, 2020 totaled approximately $3.7 million. This aggregate amount represents approximately 18% of the $20.8 million of base management fees incurred by us to our Manager for the year ended December 31, 2020. No incentive fees were incurred by us to our Manager for the year ended December 31, 2020. Of the aggregate cash compensation paid by TPG to our named executive officers in 2020 that was reasonably associated with their management of our company, approximately 50% represents fixed pay (e.g., base salary) and approximately 50% represents variable or incentive pay (e.g., annual cash bonus). Our Manager did not utilize any fixed performance metrics to determine the amount of variable compensation payable to our named executive officers in 2020, but rather considered a range of various factors, including but not limited to, the performance of the named executive officers, the performance of the applicable business functions for which the named executive officers are primarily responsible, the performance of our common stock, market conditions, growth in our business and the credit quality of our loan investment portfolio.

Equity-Based Compensation

In the discretion of our compensation committee, we may also grant equity-based awards pursuant to our 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) to our and our affiliates’ directors, officers, employees (if any) and consultants, and the members, officers, directors, employees and consultants of our Manager or its affiliates. Our 2017 Equity Incentive Plan provides for the grant of equity-based awards relating to our common stock, including options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units, performance awards, substitute awards and other equity-based awards (including LTIP Units (as defined in the 2017 Equity Incentive Plan)) to our and our affiliates’ directors, officers, employees (if any) and consultants, and the members, officers, directors, employees and consultants of our Manager or its affiliates, as well as to our Manager, other entities that provide services to us and our affiliates, and the employees of such entities. These awards are intended to align the recipients’ interests with those of our stockholders. Our compensation committee, in consultation with our compensation consultant, FPL Advisory Group, determines the types and amounts of any equity-based compensation awards to be granted to our named executive officers under our 2017 Equity Incentive Plan. This determination is based on a number of factors, including but not limited to, the financial performance of the Company during the previous fiscal year, risk management policies of the Company, progress towards achieving the Company’s strategic goals, growth in assets, the performance of our common stock, the performance of each named executive officer, and market conditions. In December 2020, our compensation committee made grants of restricted stock units to our named executive officers pursuant to our 2017 Equity Incentive Plan, which generally vest ratably in four annual installments, beginning on June 30, 2021; this decision was based on the process and factors described above, but was also informed by discussions with human capital experts from TPG. These grants are described in more detail below under “Executive Compensation – Grants of Plan-Based Awards for 2020.”

The awards described in the immediately preceding paragraph were granted by us and not by our Manager, which may, in its discretion, grant to TPG employees separate awards based on shares of our common stock that our Manager acquired from us prior to the completion of our initial public offering or acquired in the open market (which shares of Class A common stock have since been converted to shares of our common stock). Awards based on shares of our common stock made by our Manager to our named executive officers are subject to vesting and are not made pursuant to our 2017 Equity Incentive Plan. Our compensation committee is aware of the terms of equity awards made by our Manager out of the shares of our common stock our Manager acquired from us prior to the completion of our initial public offering or acquired in the open market and considers such Manager awards when making grants of equity-based awards pursuant to our 2017 Equity Incentive Plan. TPG determines the amounts of any awards based on shares of our common stock held by our Manager to our named executive officers and other recipients. We are not responsible for reimbursing our Manager for any costs associated with its grants of awards based on shares of our common stock held by our Manager to our executive officers or any other employees of our Manager or its affiliates.

Say-on-Pay Vote and Say-on-Frequency

At our 2020 annual meeting of stockholders (the “2020 Annual Meeting”), we provided our stockholders with the opportunity to approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in our proxy statement for the 2020 Annual Meeting. More than 78% of the votes cast at the 2020 Annual Meeting voted to approve our executive compensation. Our compensation committee reviewed the results of this advisory say-on-pay vote and considered it in making grants of equity-based compensation awards to our named executive officers in 2020.

At our 2018 annual meeting of stockholders (the “2018 Annual Meeting”), we provided our stockholders with the opportunity to indicate whether we should hold an advisory vote on our named executive officers’ compensation every one, two, or three years. Based on the preference expressed by our stockholders, as well as other factors, our board of directors decided to conduct an advisory vote on executive compensation annually.

Summary Compensation Table

The following table sets forth the compensation paid to or accrued by those named executive officers for whom we are able to quantify such compensation for services the named executive officer rendered to us during the fiscal years presented.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Greta Guggenheim
Former Chief Executive Officer	2020	—	—	$713,510		—	—	—	$713,510
	2019	—	—	$4,325,000		—	—	—	$4,325,000
	2018	—	—	$2,900,000	(2)	—	—	—	$2,900,000
Matthew Coleman
President	2020	—	—	$928,200	(3)	—	—	—	$928,200
	2019	—	—	$135,000		—	—	—	$135,000
	2018	—	—	—		—	—	—	—
Robert Foley(4)
Chief Financial Officer	2020	$135,000	$105,000	$220,779				$10,973	$471,752
	2019	$135,000	$180,000	$410,000				$10,998	$735,998
	2018	$121,400	$161,200	$310,000		—	—	$8,700	$601,300
Peter Smith
Chief Investment Officer and Vice President	2020	—	—	$484,642					$484,642
	2019	—	—	$900,000		—	—	—	$900,000
	2018	—	—	$840,000		—	—	—	$840,000
Deborah Ginsberg
Vice President, General Counsel and Secretary	2020	—	—	$107,693					$107,693
	2019	—	—	$200,000		—	—	—	$200,000
	2018	—	—	$140,000		—	—	—	$140,000

(1)

Amounts reported in this column represent the aggregate grant date fair value, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), of restricted stock units awarded in 2018, 2019 and 2020 under our 2017 Equity Incentive Plan to our named executive officers. For purposes of this disclosure, it was assumed that 100% percent of these awards are for compensation for services rendered to us, although the actual aggregate services rendered to us by each named executive officer may vary from year to year. The amounts in this column do not correspond to the actual value that will be recognized by the named executive officers. See “Note 2 — Summary of Significant Accounting Policies” and “Note 14 — Share-Based Incentive Plan” to the consolidated financial statements in our 2020 Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional details regarding assumptions underlying the value of these awards. Pursuant to SEC rules, the amounts shown in the table above exclude the effect of estimated forfeitures.
(2)

In addition to the grants from the Company reported in this column, in December 2018, our Manager granted to Ms. Guggenheim 50,010 restricted shares of our Class A common stock pursuant to its own equity incentive plan. This award vested in full in 2019 and was granted by our Manager to compensate our former chief executive officer for services to our Manager and its affiliates, including services benefitting the Company. The shares of Class A common stock have since been converted to shares of our common stock.

(3)

In addition to the grants from the Company reported in this column, in February and March 2020, our Manager granted to Mr. Coleman an aggregate of 5,373 restricted shares of our common stock pursuant to its own equity incentive plan. These awards vests ratably in four annual installments beginning on June 30, 2020 and was granted by our Manager to compensate Mr. Coleman for services to our Manager and its affiliates, including services benefitting the Company.

(4)

Mr. Foley is an employee of an affiliate of our Manager and is not paid compensation by us. Amounts in the columns entitled “Salary,” “Bonus,” and “All Other Compensation” represent the compensation expense, including annual base salary and bonus, that is allocable to us based on the percentage of time that Mr. Foley spent managing our affairs in 2020, 2019 and 2018 in his capacity as our chief financial officer. The amount in the column entitled “All Other Compensation” includes our allocable share of the expenses associated with employer-paid insurance premiums and healthcare benefits in the amount of $8,700, $10,998 and $10,973 for the fiscal years ended December 31, 2018, December 31, 2019 and December 31, 2020, respectively.

Grants of Plan-Based Awards for 2020

Name	Committee Approval Date	Grant Date(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Greta Guggenheim	12/4/20	12/17/20	64,571	$713,510
Matthew Coleman	12/4/20	12/17/20	84,000	$928,200
Robert Foley	12/4/20	12/17/20	19,980	$220,779
Peter Smith	12/4/20	12/17/20	43,859	$484,642
Deborah Ginsberg	12/4/20	12/17/20	9,746	$107,693

(1)	The dates included in this column reflect the dates that the equity awards disclosed in the table were granted.
(2)

Represents restricted stock units subject to time-based vesting conditions granted by us under our 2017 Equity Incentive Plan. The terms of these grants are described under “Compensation Discussion and Analysis — Equity-Based Compensation” and under “Potential Payments Upon Termination or Change in Control.”

(3)	See Note 1 to the Summary Compensation Table above for information on the value of the restricted stock unit awards granted to our named executive officers by us in 2020.

Outstanding Equity Awards at 2020 Fiscal Year End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Greta Guggenheim	248,682	2,641,003
Matthew Coleman	88,934	944,479
Robert Foley	46,177	490,400
Peter Smith	104,648	1,111,362
Deborah Ginsberg	22,263	236,433

(1)

This column reflects the number of unvested restricted stock units granted by us pursuant to our 2017 Equity Incentive Plan and held by each named executive officer on December 31, 2020. These restricted stock units are generally scheduled to vest ratably in four annual installments beginning on the June 30 following the grant date (except as otherwise specified below) and include the following unvested restricted stock units:

•

Ms. Guggenheim — 3,215 restricted stock units (granted December 2017), 59,368 restricted stock units (granted December 2018), 121,528 restricted stock units (granted December 2019) and 64,571 restricted stock units (granted December 2020);

•	Mr. Coleman — 4,934 restricted stock units (granted December 2019) and 84,000 restricted stock units (granted December 2020);.

•

Mr. Foley — 2,958 restricted stock units (granted December 2017), 8,254 restricted stock units (granted December 2018). 14,985 restricted stock units (granted December 2019) and 19,980 restricted stock units (granted December 2020);

•

Mr. Smith — 5,530 restricted stock units (granted December 2017), 22,364 restricted stock units (granted December 2018), 32,895 restricted stock units (granted December 2019) and 43,859 restricted stock units (granted December 2020); and

•

Ms. Ginsberg — 1,479 restricted stock units (granted December 2017), 3,728 restricted stock units (granted December 2018), 7,310 restricted stock units (granted December 2019) and 9,746 restricted stock units (granted December 2020).

In addition to these grants from the Company, our named executive officers also hold unvested restricted shares of our common stock awarded directly from our Manager.

(2)

This column reflects the aggregate market value of all unvested restricted stock units granted by us pursuant to our 2017 Equity Incentive Plan and held by each named executive officer on December 31, 2020, which value is calculated by multiplying the number of restricted stock units outstanding on December 31, 2020 by the closing price of our common stock on December  31, 2020, the last day of trading on the NYSE for the 2020 fiscal year, which was $10.62 per share.

Option Exercises and Stock Vested in Fiscal Year 2020

The following table provides information concerning equity awards granted by us pursuant to our 2017 Equity Incentive Plan that vested or were exercised in 2020. None of the named executive officers hold any stock option awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Greta Guggenheim	31,337	273,259
Matthew Coleman	1,644	14,336
Robert Foley	12,079	105,329
Peter Smith	27,676	241,335
Deborah Ginsberg	5,778	50,384

(1)	The equity awards that vested during the 2020 fiscal year consist of restricted stock units previously granted by us pursuant to our 2017 Equity Incentive Plan and outstanding on January 1, 2020.

(2)

The amounts reflected in this column represent the aggregate market value realized by each named executive officer upon vesting of the restricted stock units granted by us pursuant to our 2017 Equity Incentive Plan and held by such named executive officer, computed based on the closing price of our common stock on the applicable vesting date (or if the applicable vesting date was not a trading date, on the immediately preceding trading date).

Pension Benefits

Our named executive officers received no benefits in the 2020 fiscal year from us under any defined benefit or defined contribution plans.

Nonqualified Deferred Compensation

The Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Since our named executive officers are employees of our Manager or its affiliates, we generally do not have any obligation to make any payments to any of our named executive officers upon a termination of employment or upon a change of control. However, pursuant to the restricted stock unit award agreements that the Company entered into with certain of our named executive officers in 2019 and 2018 (as amended), upon a qualifying termination of employment, the holder of the restricted stock unit award will either become 100% vested or be allowed to continue to vest in such award throughout the original vesting schedule (depending on the nature of the termination), subject to the named executive officer’s compliance with certain restrictive covenants. More specifically, pursuant to the 2019 and 2018 award agreements, if the executive’s termination is under circumstances characterizing him or her as a “Type I Leaver” (which is defined as a termination (i) due to the executive’s death, disability, or qualifying retirement or (ii) by our Manager or its affiliates for any reason other than for “cause,” a breach of restrictive covenants, or as a result of a “constructive departure”), the executive will be permitted to continue to vest in the restricted stock units granted by us pursuant to our 2017 Equity Incentive Plan, subject to the executive’s compliance with certain confidentiality, non-solicitation, non-competition, and other restrictive covenants, except in the case of the executive’s death or disability occurring during his or her employment or following retirement, in which case vesting will be immediately accelerated. In 2020, we entered into new restricted stock unit award agreements with certain of our named executive officers that narrowed the scope of a qualifying termination such that if the awardee incurs a disability or upon the cessation of the awardee’s services as a result of awardee’s death, the restricted stock unit award will become 100% vested immediately. Assuming that a qualifying termination had occurred on December 31, 2020, the value for each of our named executive officers of the number of the restricted stock units granted by us pursuant to our 2017 Equity Incentive Plan that would be eligible for the accelerated or continued vesting described in this paragraph is the value reported above in the “Outstanding Equity Awards at 2020 Fiscal Year End” table.

For purposes of the foregoing, “cause” means (i) an indictment of a felony or other crime involving moral turpitude; (ii) a material breach of any employment agreement, offer letter, or similar agreement governing the executive’s services with our Manager or its affiliates, (iii) a material failure to perform the duties reasonably assigned to the executive (other than as a result of death or disability), (iv) any misconduct, fraud, embezzlement, theft or misappropriation, or (v) gross negligence in connection with the executive’s services. A “constructive departure” occurs when there is a material and sustained dereliction of duties or other egregious conduct that would customarily result in a termination of services. “Disability” means an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or be expected to last for a continuous period of not less than 12 months. An executive will be eligible for “retirement” after reaching age 65 with at least five years of service.

As of December 31, 2020, the number of restricted stock units granted by us pursuant to our 2017 Equity Incentive Plan that are subject to these provisions is as follows: Ms. Guggenheim (357,185), and Mr. Coleman (88,934), Mr. Foley (46,177), Mr. Smith (104,648), and Ms. Ginsberg (22,263).

We are not obligated to make any payments or accelerate vesting of any outstanding equity-based compensation awards upon a change in control.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of Greta Guggenheim, our former chief executive officer, to the median annual total compensation of other employees providing services to us. As disclosed in the “Compensation Discussion and Analysis” section above, Ms. Guggenheim did not receive any direct cash compensation from us or our Manager allocated solely for services as our chief executive officer, and we did not reimburse our Manager or any of its affiliates for the compensation paid to Ms. Guggenheim. Because we did not pay or provide reimbursement of any direct compensation provided to Ms. Guggenheim, nor to all other employees providing services to us, we are unable to calculate and provide a ratio of the median employee’s annual total compensation to the total annual compensation of Ms. Guggenheim.

DIRECTOR COMPENSATION

Our director compensation program consists of an annual base director’s fee of $125,000 for each of our non-management directors. These annual base director’s fees are payable half in cash and half in equity-based awards under our 2017 Equity Incentive Plan. In addition, each non-management director who chairs the audit, compensation, and nominating and corporate governance committees receives an additional annual cash payment of $15,000, $10,000 and $10,000, respectively. Members of the audit, compensation, and nominating and corporate governance committees also receive an additional annual cash payment of $10,000, $5,000 and $2,500, respectively. We also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings. Our directors are also eligible to receive equity-based awards under our 2017 Equity Incentive Plan. Our lead independent director also receives an additional annual cash payment of $10,000.

The following table reflects information concerning the compensation of our directors earned during the last completed fiscal year ended December 31, 2020. Directors who are also officers of the Company do not receive any additional compensation for their services on our board of directors.

2020 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards(2)	Total ($)
Avi Banyasz	—	$254,305	$254,305
Greta Guggenheim	—	—	—
Kelvin Davis	—	$254,305	$254,305
Michael Gillmore	$82,500	$126,745	$209,245
Todd Schuster	$33,750	$32,122	$65,872
Wendy Silverstein	$80,000	$126,745	$206,745
Bradley Smith(3)	$92,500	$126,745	$219,245
Gregory White	$77,500	$126,745	$204,245

(1)	For additional information regarding the amounts reflected in this column, see “—Fees Earned or Paid in Cash” below.
(2)	For additional information regarding the amounts reflected in this column, see “—Stock Awards” below.
(3)	Includes $10,000 as compensation for service as lead independent director.

Fees Earned or Paid in Cash

The amounts reflected in the “Fees Earned or Paid in Cash” column of the 2020 Director Compensation Table include annual cash retainer fees, and if applicable, committee fees, all as described above. Dollar amounts are comprised as follows:

Name	Annual Cash Retainer Fee ($)	Committee Membership Fee ($)	Committee Chair Fees ($)
Avi Banvasz(1)	—	—	—
Greta Guggenheim(1)	—	—	—
Kelvin Davis(1)	—	—	—
Michael Gillmore	$62,500	$5,000	$15,000
Todd Schuster	$31,250	2,500	—
Wendy Silverstein	$62,500	$7,500	$10,000
Bradley Smith	$62,500	$10,000	$20,000
Gregory White	$62,500	$15,000	—

(1)

Mr. Banyasz, Ms. Guggenheim, and Mr. Davis did not receive any additional cash compensation for service on our board of directors. For a description of Ms. Guggenheim’s compensation with respect to her services rendered to us as our chief executive officer during 2020, see the Summary Compensation Table above.

Stock Awards

With respect to Mr. Gillmore, Mr. Schuster, Ms. Silverstein, Mr. Smith and Mr. White, the amounts reflected in the “Stock Awards” column of the 2020 Director Compensation Table are the aggregate grant date fair value of deferred stock units granted to such directors during 2019 and calculated pursuant to FASB ASC Topic 718, disregarding any potential forfeitures. See “Note 2 — Summary of Significant Accounting Policies” and “Note 14 — Share-Based Incentive Plan” to the consolidated financial statements in our 2020 Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional details regarding assumptions underlying the value of these awards.

These grants were 100% vested on the grant date, but are subject to the restrictions set forth in the award agreements for the deferred stock units. Subject to the terms of the award agreements, the shares of common stock underlying the deferred stock units will be delivered to each of these directors on the date of such director’s “Separation from Service” (as defined in the award agreements). As of December 31, 2020, each of these directors held 21,837 outstanding deferred stock units, which includes dividends paid in the form of 1,699 additional deferred stock units (other than Mr. Schuster, who held 2,907 outstanding deferred stock units). The dividends paid in the form of additional deferred stock units are not included in the deferred stock unit award values reflected in the “Stock Awards” column of the 2020 Director Compensation Table.

The 2020 deferred stock unit grants were as follows:

Name	Grant Date	Number of Deferred Stock Units	Grant Date Fair Value
Michael Gillmore	12/17/2020	5,814	$64,245
	06/05/2020	8,794	$62,500
Todd Schuster	12/17/2020	2,907	$32,122
Wendy Silverstein	12/17/2020	5,814	$64,245
	06/05/2020	8,794	$62.500
Bradley Smith	12/17/2020	5,814	$64,245
	06/05/2020	8,794	$62,500
Gregory White	12/17/2020	5,814	$64,245
	06/05/2020	8,794	$62,500

Mr. Banyasz and Mr. Davis did not receive any equity-based compensation for their service on our Board. However, as of December 31, 2020, each of these directors held 23,014 outstanding restricted stock units granted to such directors during 2020 to compensate Messrs. Banyasz and Davis for services benefitting the Company, which are subject to vesting ratably in three annual installments on June 30, 2021, 2022, and 2023. In addition to these grants from the Company, Mr. Banyasz and Mr. Davis also hold unvested restricted shares of our common stock awarded directly from our Manager.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of December 31, 2020, relating to our equity compensation plans pursuant to which shares of our common stock or other equity-based awards may be granted from time to time:

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	—	—	3,470,797
Equity compensation plans not approved by security holders(2)	—	—	—
Total	—	—	3,470,797

(1)

The number of securities remaining available for future issuance consists of an aggregate of 3,470,797 shares issuable under our 2017 Equity Incentive Plan. Awards under the 2017 Equity Incentive Plan may include options to purchase shares of common stock, stock appreciation rights, common stock, restricted stock, restricted stock units, performance awards, substitute awards and other equity-based awards. During the year ended December 31, 2020, 386,003 common stock share-based awards were granted.

(2)	All of our equity compensation plans have been approved by security holders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 31, 2021, there were a total of 76,895,509 shares of our common stock issued and outstanding. The following table sets forth, as of March 31, 2021, certain information with respect to the beneficial ownership of our stock, by:

•	each person known to us to be the beneficial owner of more than 5% of our outstanding stock;

•	each director and named executive officer; and

•	all of our directors and executive officers as a group.

Such information (other than with respect to our directors and executive officers) is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our stock. Except as noted below, the shares beneficially owned are shares of our common stock and the address for all beneficial owners in the table below is 888 Seventh Avenue, 35th Floor, New York, NY 10106.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(1)
Greater than 5% Owner
PE Holder, L.L.C.(2)	12,000,000	15.6%
Flourish Investment Corporation(3)	9,387,866	12.2%
Careit US Investments LP(4)	7,236,361	9.4%
State of Michigan Retirement System(5)	4,824,242	6.3%
The Vanguard Group, Inc.(6)	5,066,647	6.6%
BlackRock, Inc.(7)	5,718,310	7.4%
TPG Funds(8)	7,183,952	9.3%
Named Executive Officers and Directors
Avi Banyasz(9)	65,627	*
Greta Guggenheim(10)	604,732	*
Robert Foley(11)	90,442	*
Matthew Coleman(12)	99,624	*
Peter Smith(13)	163,814	*
Deborah Ginsberg(14)	49,962	*
Kelvin Davis(15)	222,510	*
Michael Gillmore(16)	22,337	*
Todd Schuster(17)	3,009	*
Wendy Silverstein(17)	21,837	*
Bradley Smith(17)	21,837	*
Gregory White(17)	21,837	*
All executive officers and directors as a group (12 persons)	1,387,568	1.8%

*	Represents less than 1%.
(1)

The number of shares are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Percentages are calculated in accordance with applicable SEC rules and are based on the number of shares issued and outstanding on March 31, 2021.

(2)

Based solely on information contained in a Schedule 13D filed with the SEC on June 8, 2020 by PE Holder, L.L.C., a Delaware limited liability company (“PE Holder”), PE Holdings, L.L.C., a Delaware limited liability company (“PE Holdings”), SOF-XI U.S. Public MAR Holdings L.P., a Delaware limited partnership (“SOF-XI MAR Holdings”), Starwood XI Management Holdings GP, L.L.C., a Delaware limited liability company (“Starwood XI Management Holdings GP”), Starwood XI Management, L.P., a Delaware limited partnership (“Starwood XI Management”), Starwood XI Management GP, L.L.C., a Delaware limited liability company (“Starwood XI Management GP”), (vii) Starwood Capital Group Global II, L.P., a Delaware limited partnership (“SCG Global II”), SCGG II GP, L.L.C., a Delaware limited liability company (“SCGG II GP”), Starwood Capital Group Holdings GP, L.L.C., a Delaware limited liability company (“SCG Holdings GP” and collectively with PE Holder, PE Holdings, SOF-XI MAR Holdings, Starwood XI Management Holdings GP, Starwood XI Management, Starwood XI Management

GP, SCG Global II and SCGG II GP, the “Starwood Entities”), BSS SCG GP Holdings, LLC, a Delaware limited liability company (“BSS SCG GP Holdings”), and Barry S. Sternlicht. PE Holdings is the sole member of PE Holder. SOF-XI MAR Holdings is the sole member of PE Holdings and the managing member, member or limited partner for other entities affiliated with Starwood Entities. Starwood XI Management Holdings GP is the general partner of SOF-XI MAR Holdings and other entities affiliated with the Starwood Entities. Starwood XI Management is the sole member of Starwood XI Management Holdings GP, and the sole member, general partner or special limited partner of other entities affiliated with the Starwood Entities. Starwood XI Management GP is the general partner of Starwood XI Management. SCG Global II is the sole member of Starwood XI Management GP and other entities affiliated with the Starwood Entities. SCGG II GP is the general partner of SCG Global II and other entities affiliated with the Starwood Entities. SCG Holdings GP is the sole member of SCGG II GP, and the managing member or general partner of other entities affiliated with the Starwood Entities. BSS SCG GP Holdings is the sole member of SCG Holdings GP, and the general partner or managing member of other entities affiliated with Barry S. Sternlicht. Barry S. Sternlicht is the managing member of BSS SCG GP Holdings. The address of PE Holder, PE Holdings, SOF-XI MAR Holdings, Starwood XI Management Holdings GP is 591 West Putnam Avenue, Greenwich, Connecticut 06830. The address of Starwood XI Management, Starwood XI Management GP, SCG Global II, SCGG II GP, SCG Holdings GP, BSS SCG GP Holdings, and Barry S. Sternlicht is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. 12,000,000 warrants of the Company are included in the denominator for purposes of calculating the percentage of shares beneficially owned. Each warrant entities the holder thereof to purchase one share of our common stock for $7.50 per share, subject adjustment as described in that certain Warrant Agreement, dated as of May 28, 2020, between the Company and PE Holder. The warrants are exercisable for shares of our common stock on a net settlement basis, such that the holder of the warrants will receive shares in an amount (rounded down to the nearest whole share) equal to the difference between the fair market value of one share of common stock on the exercise date and the strike price multiplied by the number of warrants exercised divided by the fair market value of one share of common stock. For purposes of example only, had the 12,000,000 warrants been exercised on a net settled basis on December 31, 2020, approximately 3,525,423 shares of common stock would have been issued in connection with such exercise.
(3)

Based solely on information contained in a Schedule 13G filed with the SEC on January 26, 2018 by China Investment Corporation, CIC International Co., Ltd. and Flourish Investment Corporation. China Investment Corporation is the parent of CIC International Co., Ltd., which is the parent of Flourish Investment Corporation. China Investment Corporation and CIC International Co., Ltd. may be deemed to share beneficial ownership of shares beneficially owned by Flourish Investment Corporation. The address of Flourish Investment Corporation is New Poly Plaza, No. 1 Chaoyangmen Beidajie, Dongcheng District, Beijing 100010, People’s Republic of China.

(4)

Based solely on information contained in a Schedule 13G filed with the SEC on February 6, 2018 by Careit US Investments LP, Careit Canada DCR GP and Careit Fonds Gov DC Inc., Careit Canada DCR GP owns 99.9% of the ownership interests of Careit US Investments LP, and Careit Fonds Gov DC Inc. owns 85.45% of the ownership interests of Careit Canada DCR GP. Careit Canada DCR GP and Careit Fonds Gov DC Inc. are indirect owners, holding through Careit US Investments LP. The address of Careit US Investments LP is 1001 Square-Victoria, Suite C-500, Montreal, Quebec, H2Z2B5.

(5)

Based solely on information contained in a Schedule 13G filed with the SEC on January 19, 2021 by the State of Michigan Retirement System. The Michigan Department of Treasury Bureau of Investments is delegated as the investment fiduciary of the State of Michigan Retirement System. The address of the State Treasurer of the State of Michigan is 2501 Coolidge Road, Suite 400, East Lansing, MI 48823.

(6)

Based solely on information contained in a Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“The Vanguard Group”), Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 42,546 shares of common stock of the Company as a result of its serving as investment manager of collective trust accounts. In addition, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of

9,670 shares of common stock of the Company as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(7)

Based solely on information contained in a Schedule 13G filed with the SEC on February 7, 2020 by BlackRock, Inc. in which BlackRock, Inc. reported that it has sole dispositive power over 4,812,592 shares of the Company’s common stock and sole voting power over 4,709,186 shares of the Company’s common stock held by BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(8)

The TPG Funds (as defined below) hold an aggregate of 6,522,178 shares of stock consisting of: (a) 1,811,251 shares of common stock held by TPG Holdings III, L.P., a Delaware limited partnership (“TPG Holdings III”), (b) 4,693,916 shares of common stock held by TPG/NJ (RE) Partnership, L.P., a Delaware limited partnership (“TPG/NJ RE Partnership”), and (c) 73,523 shares of common stock held by our Manager (together with TPG Holdings III and TPG/NJ RE Partnership, the “TPG Funds”). The general partner of TPG/NJ RE Partnership is TPG NJ DASA GenPar C, L.P., a Delaware limited partnership, whose general partner is TPG DASA Advisors (RE) II, LLC, a Delaware limited liability company, whose sole member is TPG Holdings III, whose general partner is TPG Holdings III-A, L.P., a Cayman limited partnership, whose general partner is TPG Holdings III-A, Inc., a Cayman corporation, whose sole shareholder is TPG Group Holdings (SBS), L.P., a Delaware limited partnership (“TPG Group Holdings”). The general partner of our Manager is TPG Real Estate Advisors, LLC, a Delaware limited liability company, whose sole member is TPG Holdings II Sub, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings. The general partner of TPG Group Holdings is TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). David Bonderman and James G. Coulter are sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the shares of common stock held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of common stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(9)

Excludes 14,115 restricted shares of common stock that have been awarded by our Manager to Mr. Banyasz. Upon vesting, the restricted shares of common stock will be delivered to Mr. Banyasz. Mr. Banyasz, who is the chairman of our board of directors, is a partner of TPG. Mr. Banyasz has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds. The address of Mr. Banyasz is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(10)

Includes 48,673 shares of common stock that have been delivered to Ms. Guggenheim in connection with the vesting of restricted stock awards made by our Manager and 8,269 shares of common stock to be delivered to Ms. Guggenheim in connection with the scheduled vesting of similar awards on June 30, 2020. Excludes 5,143 restricted shares of common stock that have been awarded by our Manager to Ms. Guggenheim. Upon vesting, the restricted shares of common stock will be delivered to Ms. Guggenheim. Ms. Guggenheim, who was one of our directors and one of our executive officers, is a partner of TPG. Ms. Guggenheim has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds. On March 31, 2021, Ms. Guggenheim retired from our Board and from her position as Chief Executive Officer.

(11)

Includes 26,440 shares of common stock that have been delivered to Mr. Foley in connection with the vesting of restricted stock awards made by our Manager and 7,276 shares of common stock to be delivered to Mr. Foley in connection with the scheduled vesting of similar awards on June 30, 2020. Excludes 3,215 restricted shares of common stock that have been awarded by our Manager to Mr. Foley. Upon vesting, the restricted shares of common stock will be delivered to Mr. Foley.

(12)

Includes shares of common stock held by The Matthew and Monica Coleman Family Trust. Mr. Coleman shares voting and investment power over the shares held by the trust with his spouse. Includes 3,338 shares of common stock that have been delivered to Mr. Coleman in connection with the vesting of restricted stock awards made by our Manager and 2,629 shares of common stock to be delivered to Mr. Coleman in connection with the scheduled vesting of similar awards on June 30, 2020. Excludes 5,316 restricted shares of common stock that have been awarded by our Manager to Mr. Coleman. Upon vesting, the restricted shares of common stock will be delivered to Mr. Coleman. Mr. Coleman, who is one of our executive officers, is a partner of TPG. Except as described above, Mr. Coleman has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds.

(13)

Includes 3,575 shares of common stock that have been delivered to Mr. Smith in connection with the vesting of restricted stock awards made by our Manager and 1,929 shares of common stock to be delivered to Mr. Smith in connection with the scheduled vesting of similar awards on June 30, 2020. Excludes 1,929 restricted shares of common stock that have been awarded by our Manager to Mr. Smith. Upon vesting, the restricted shares of common stock will be delivered to Mr. Smith.

(14)

Includes 9,670 shares of common stock that have been delivered to Ms. Ginsberg in connection with the vesting of restricted stock awards made by our Manager and 2,242 shares of common stock to be delivered to Ms. Ginsberg in connection with the scheduled vesting of similar awards on June 30, 2020. Excludes 1,929 restricted shares of common stock that have been awarded by our Manager to Ms. Ginsberg. Upon vesting, the restricted shares of common stock will be delivered to Ms. Ginsberg.

(15)

Includes 4,705 shares of common stock held by Davis Trust Holdings LLC and East Creek Investments, L.P. Mr. Davis is or controls the managing member of Davis Trust Holdings LLC and the general partner of East Creek Investments, L.P. Excludes 14,115 restricted shares of common stock that have been awarded by our Manager to Mr. Davis. Upon vesting, the restricted shares of common stock will be delivered to Mr. Davis. Mr. Davis, who is a member of our board of directors, is a partner of TPG. Except as described above, Mr. Davis has no voting or investment power over and disclaims beneficial ownership of the shares of stock held by the TPG Funds.

(16)	Includes 21,092 shares of common stock underlying deferred stock units and 500 shares of common stock held through a personal trust.
(17)	Represents shares of common stock underlying deferred stock units.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to timely file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock.

To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, as well as written representations from these persons that no other reports were required, and all other Section 16(a) reports provided to us, we believe that during fiscal 2020 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a), with the exception of: (i) two reports covering two transactions were filed late by each of (a) TPG Group Holdings (SBS) Advisors, Inc., David Bonderman and James G. Coulter, (b) Avi Banyasz, (c) Kelvin Davis, and (d) Matthew Coleman; (ii) one report covering one transaction was filed late by each of (a) Michael Gillmore, (b) Wendy Silverstein, (c) Bradley Smith, (d) Gregory White, (e) Robert Foley, (f) Deborah Ginsberg, and (g) Greta Guggenheim; and (iii) one report covering two transactions was filed late by Peter Smith.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights Agreement

In December 2014, we entered into a registration rights agreement with TPG Holdings III, L.P. and certain of our pre-IPO stockholders. Our Manager is not a party to the registration rights agreement. The registration rights agreement provides these stockholders, to the extent they hold registrable securities, with certain demand, shelf and piggyback registration rights.

Pursuant to the registration rights agreement, each of the holders may make up to three requests that we register the resale of all or any part of such holder’s registrable securities under the Securities Act of 1933, as amended, or the Securities Act, at any time. The registration rights agreement also provides the holders with certain shelf registration rights. Accordingly, at any time, a holder may request that we file a shelf registration statement pursuant to Rule 415 under the Securities Act relating to the resale of the registrable securities held by such holder from time to time in accordance with the methods of distribution elected by such holder. In any demand or shelf registration, subject to certain exceptions, the other holders will have the right to participate in the registration on a pro rata basis, subject to certain conditions. By exercising these rights, and selling a significant number of shares of our common stock, the market price of our common stock could decline significantly.

The registration rights agreement provides the holders with piggyback registration rights that require us to register the resale of shares of our common stock held by the holders in the event we register for sale, either for our own account or for the account of others, shares of our common stock in future offerings. The holders will be able to participate in such registration on a pro rata basis, subject to certain terms and conditions.

We are required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares by the holders. We are required to indemnify each holder who includes registrable securities in any registration and any person who is or might be deemed a controlling person of such holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against certain liabilities incurred in connection with the registration of such holder’s registrable securities.

Management Agreement

On July 25, 2017, we entered into our current management agreement with our Manager. Pursuant to our Management Agreement, our Manager manages our investments and our day-to-day business and affairs in conformity with our investment guidelines and other policies that are approved and monitored by our board of directors. Our Manager’s role as investment manager is under the supervision and direction of our board of directors. Our Management Agreement has an initial three-year term and will be automatically renewed for a one-year term each anniversary thereafter unless earlier terminated. Under our Management Agreement, our Manager is entitled to receive from us a base management fee and incentive compensation, as well as the reimbursement of certain expenses incurred by our Manager.

Pursuant to the terms of our Management Agreement, we pay our Manager a base management fee in an amount equal to the greater of $250,000 per annum ($62,500 per quarter) and 1.50% per annum (0.375% per quarter) of our “Equity” (as defined in our Management Agreement), and, if earned, certain quarterly incentive compensation. On May 2, 2018, we entered into Amendment No. 1 to our Management Agreement between us and our Manager solely for the purpose of amending the definitions of “Equity,” “Core Earnings” and “Incentive Compensation” in our Management Agreement. In addition, for as long as any shares of our Series B Preferred Stock remain issued and outstanding, our Manager has agreed to reduce by 50% the base management fee attributable to the inclusion of the Series B Preferred Stock in our Equity, such that the base management fee rate applicable to the Series B Preferred Stock included in the equity base will equal 0.75% per annum, instead of 1.50% per annum as provided in our Management Agreement.

We are also required to reimburse our Manager or its affiliates for certain documented costs and expenses incurred by it and its affiliates on our behalf during any given year. For as long as any shares of our Series B Preferred Stock remain issued and outstanding, our Manager has agreed that it will not seek reimbursement for reimbursable expenses in excess of the greater of (x) $1.0 million per fiscal year and (y) 20% of our allocable share of such reimbursable expenses pursuant to our Management Agreement per fiscal year. If the product of 20% multiplied by eligible reimbursable expenses is expected to exceed $1.0 million annually, our Manager is obligated to inform and review with our board of directors, the methodology and rationale for such an increase in advance of the delivery to us of a written request for reimbursement reflecting such increase. No such notice has been received by us as of December 31, 2020.

So long as our Management Agreement remains in effect, we are required to continue to make quarterly payments of the base management fee and, if applicable, incentive compensation to the Manager and to reimburse the Manager for certain expenses. See Note 11 to our consolidated financial statements in our 2020 Annual Report on Form 10-K filed with the SEC on February 24, 2021 for additional details.

As of December 31, 2020, our consolidated balance sheet included approximately $5.4 million of accrued management and incentive fees payable to our Manager. During the year ended December 31, 2020, we paid an aggregate of approximately $22.7 million of management and incentive fees to our Manager pursuant to our Management Agreement. In addition, during the year ended December 31, 2020, we reimbursed our Manager for an aggregate of approximately $1,000,000 of expenses incurred on our behalf pursuant to our Management Agreement, and our Manager elected not to seek reimbursement for reimbursable amounts in excess thereof. There can be no assurance that our Manager will not seek reimbursement of such expenses in future quarters.

Trademark License Agreement

On July 19, 2017, we entered into a trademark license agreement with an affiliate of TPG pursuant to which it has granted us a fully paid-up, royalty-free, non-exclusive, non-transferable, non-sublicensable license to use the name “TPG RE Finance Trust, Inc.” and the ticker symbol “TRTX.” Under this agreement, we have a right to use this name for so long as our Manager (or another TPG affiliate that serves as our manager) remains an affiliate of the licensor under the trademark license agreement. The trademark license agreement may be terminated by either party as a result of certain breaches or upon 90 days’ prior written notice; provided that upon notification of such termination by us, the licensor may elect to effect termination of the trademark license agreement immediately at any time after 30 days from the date of such notification. The licensor will retain the right to continue using the “TPG” name. The trademark license agreement does not permit us to preclude the licensor from licensing or transferring the ownership of the “TPG” name to third parties, some of whom may compete with us.

Indemnification Agreements with Directors and Officers

We have entered into customary indemnification agreements with each of our directors and officers that obligate us to indemnify them to the maximum extent permitted under Maryland law. The agreements require us to indemnify the director or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on our behalf and in which the indemnitee is determined in a final adjudication to be liable to us. The indemnitee will not be entitled to indemnification if it is established that one of certain prohibitions on indemnification under Maryland law exists.

In addition, each indemnification agreement requires us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided that the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct necessary for indemnification was not met.

Each indemnification agreement also provides for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of us.

Related Party Transaction Policies

Our board of directors recognizes the fact that transactions with related persons may present risks of conflicts or the appearance of conflicts of interest. Our board of directors has adopted a written policy on transactions with related persons that is in conformity with the requirements upon issuers having publicly-held common stock that is listed on the NYSE. Under the policy, a committee of our board of directors composed solely of independent directors who are disinterested or the disinterested members of our board of directors must review and approve or ratify (i) any “interested transaction” (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (b) we or any of our subsidiaries is a participant; and (c) any “related person” (which includes our directors, director nominees, certain officers, stockholders owning more than 5% of our company or our controlled affiliates and certain affiliates of the foregoing) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity)) and (ii) all material facts with respect thereto. Other than certain pre-approved transactions (including transactions related to director compensation, certain transactions with other companies, certain charitable contributions, transactions where all holders of our common stock receive proportional benefits, transactions involving competitive bids, certain regulated transactions, certain banking-related services and indemnification), no interested transaction will be executed without the approval or ratification of a committee of our board of directors composed solely of independent directors who are disinterested or by the disinterested members of our board of directors.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of an interested transaction involving a non-management director or director nominee should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and the NYSE.

Pursuant to our code of business conduct and ethics, our audit committee is required to review on a quarterly basis all material related party transactions involving our Manager and/or its affiliates.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed Deloitte & Touche LLP, or Deloitte, to be our independent registered public accounting firm for the fiscal year ending December 31, 2021, and our board of directors has directed that the appointment of such independent registered public accounting firm be submitted for ratification by our stockholders at the virtual Annual Meeting.

We have been advised by Deloitte that neither Deloitte nor any of its associates has any relationship with us or our subsidiaries other than the usual relationship that exists between an independent registered public accounting firm and its clients.

We expect that representatives of Deloitte will be present at the virtual Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If the appointment of Deloitte is not ratified, our board of directors will reconsider the appointment.

Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our charter or otherwise. However, our board of directors is submitting the appointment of Deloitte to the stockholders for ratification as a matter of what it considers to be good corporate practice. Even if the appointment is ratified, our audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Audit and Non-Audit Fees

Aggregate fees that we were billed for the fiscal years ended December 31, 2020 and 2019 by our independent registered public accounting firm, Deloitte, were as follows:

	Fiscal Year ended December 31,
	2020	2019
Audit fees(1)	$974,332	$825,000
Audit-related fees	—	—
Total audit and audit-related fees	974,332	825,000
Tax fees(2)	437,000	363,000
All other fees	—	419,000	(3)

Total	$1,411,332	$1,607,000

(1)	Audit fees include amounts related to annual financial statement audit work and quarterly financial statement reviews.
(2)	Tax fees include tax return preparation and REIT compliance work.
(3)

All other fees include fees related to (i) an underwritten public offering of our common stock completed in March 2019, (ii) the at-the-market offering program that we established in March 2019, (iii) the collateralized loan obligation that we entered into in October 2019, and (iv) review of our corporate earnings model.

The audit committee of our board of directors was advised that there were no services provided by Deloitte that could impair Deloitte from maintaining its independence as our independent registered public accounting firm, and the audit committee concluded that Deloitte was independent.

Audit Committee Pre-Approval Policy

In accordance with our audit committee pre-approval policy, all audit and non-audit services performed for us by our independent registered public accounting firm were pre-approved by the audit committee of our board of directors, which concluded that the provision of such services by Deloitte was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The pre-approval policy provides for general pre-approval of specified audit and permissible non-audit services. Services to be provided by the independent registered public accounting firm that are not within the category of pre-approved services must be approved by the audit committee prior to engagement.

With respect to each proposed pre-approved service, the independent registered public accounting firm will provide an engagement letter, which will be provided to the audit committee, regarding the specific services to be provided. Requests or applications for services that require separate approval by the audit committee will be submitted to the audit committee by our chief financial officer, and must include a statement as to whether, in his view, the request or application is consistent with the SEC’s rules on auditor independence.

Voting Recommendation

Our board of directors unanimously recommends that you vote “for” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2021.

AUDIT COMMITTEE REPORT

Our board of directors’ audit committee carries out oversight functions with respect to the preparation, review and audit of our financial statements and the qualifications, independence and performance of our internal auditors and independent registered public accounting firm, and operates under a written charter adopted by the board of directors. The charter can be viewed, together with any future changes that may occur, on our website at www.tpgrefinance.com. The audit committee has the sole authority and responsibility to select, evaluate and, as appropriate, replace our independent registered public accounting firm. The audit committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Our management is responsible for our financial reporting system, the maintenance of appropriate accounting and financial reporting principles or policies and the preparation, presentation and integrity of our financial statements. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with U.S. generally accepted auditing standards and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The audit committee’s responsibility is to monitor and oversee the foregoing functions.

The audit committee reviews our financial reporting process on behalf of the board of directors. In performance of its oversight function, the audit committee has met and held discussions with management and our independent registered public accounting firm with respect to our audited consolidated financial statements for fiscal year 2020 and related matters. Management advised the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, Deloitte & Touche LLP. Our independent registered public accounting firm presented to and reviewed with the audit committee the matters required to be discussed by the applicable standards adopted by the Public Company Accounting Oversight Board. Our independent registered public accounting firm also provided to the audit committee the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and, in connection therewith, the audit committee discussed with the independent registered public accounting firm their views as to their independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, Deloitte & Touche LLP. The audit committee meetings regularly include executive sessions with our independent registered public accounting firm without the presence of our management.

In undertaking its oversight function, the audit committee relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements. The audit committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external or internal audits or whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles.

Based on the audit committee’s considerations, discussions with management and discussion with the independent registered public accounting firm as described above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Submitted by the Audit Committee of the

Company’s Board of Directors:

Michael Gillmore (Chair)

Wendy Silverstein

Bradley Smith

Gregory White

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing stockholders with an opportunity to vote, on a non-binding advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. The advisory vote on executive compensation described in this proposal is commonly referred to as a “say-on-pay vote.” More than 78% of the votes cast at the 2020 Annual Meeting voted to approve our executive compensation. At the 2018 Annual Meeting, we asked our stockholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years. Because at the 2018 Annual Meeting our stockholders voted in favor of an annual advisory vote, we again are asking our stockholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described under “Executive Compensation — Compensation Discussion and Analysis” elsewhere in this proxy statement, we are externally managed and advised by our Manager pursuant to our Management Agreement. Our named executive officers for fiscal year 2020 are employees of affiliates of our Manager, and we have no employees. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our named executive officers for fiscal year 2020 do not receive any cash compensation from us or any of our subsidiaries for serving as our executive officers. Additionally, we do not have any agreements with any of our named executive officers with respect to their cash compensation and do not intend to directly pay any cash compensation to them. Notwithstanding the foregoing, we are required by our Management Agreement to reimburse our Manager or an affiliate of our Manager for the allocable share of the salary and other compensation paid by our Manager or an affiliate of our Manager to Mr. Foley, our chief financial officer, who dedicates a substantial portion of his time to us, based on the percentage of his time spent on our affairs. However, we did not and do not determine the compensation payable to Mr. Foley by our Manager or any of its affiliates.

We may, from time to time, grant our named executive officers and our Manager equity-based awards pursuant to our equity incentive plans, which we believe serve to align the interests of our named executive officers and our Manager with the interests of our stockholders in receiving attractive risk-adjusted dividends and growth.

We do not determine the cash compensation payable by our Manager or any of its affiliates to our named executive officers. Our Manager and its affiliates determine the salaries, bonuses and other wages earned by our named executive officers from our Manager and its affiliates. Our Manager and its affiliates also determine whether and to what extent our named executive officers will be provided with employee benefit plans.

This proposal gives our stockholders the opportunity to express their views on the overall compensation of our named executive officers provided by us and the philosophy, policies and practices described in this proxy statement. For the reasons discussed above, we are asking our stockholders to indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution at the virtual Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, compensation tables and any related material disclosed in this proxy statement).”

The say-on-pay vote is advisory only, and therefore it will not bind the Company or our board of directors. However, our board of directors and the compensation committee of our board of directors will consider the voting results as appropriate when making future decisions regarding executive compensation.

Voting Recommendation

Our board of directors unanimously recommends that you vote “for” the approval of the advisory resolution relating to the compensation of our named executive officers as disclosed in this proxy statement.

ANNUAL REPORT

Our annual report to stockholders for the year ended December 31, 2020 is being concurrently made available for distribution to our stockholders.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.tpgrefinance.com) and click “SEC Filings” under the Investor Relations tab. Copies of our annual report to stockholders for the year ended December 31, 2020, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to TPG RE Finance Trust, Inc., 888 Seventh Avenue, 35th Floor, New York, New York 10106, Attention: Secretary.

OTHER MATTERS

Our management does not know of any other matters to come before the virtual Annual Meeting. If, however, any other matters do come before the virtual Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

If you wish to submit a stockholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and proxy card for our 2022 annual meeting of stockholders (the “2022 Annual Meeting”), your proposal must be received by our Secretary on or before December 8, 2021. Your proposal should be mailed by certified mail return receipt requested to our Secretary at TPG RE Finance Trust, Inc., 888 Seventh Avenue, 35th Floor, New York, New York 10106, Attention: Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. In addition, if you desire to bring business (including director nominations) before the 2022 Annual Meeting, you must comply with our bylaws, which currently require that you provide written notice of such business to our Secretary no earlier than November 8, 2021 and no later than 5:00 p.m. (Eastern Time) on December 8, 2021. For additional requirements, stockholders should refer to our bylaws, Article II, Section 11, “Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals,” a current copy of which may be obtained from our Secretary.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will generally continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if you are receiving duplicate copies of these materials and wish to have householding apply, please notify your broker. You may also call (800) 579-1639 or write to: Householding Department, 51 Mercedes Way, Edgewood, New York 11717, and include your name, the name of your broker or other nominee and your account number(s). You can also request prompt delivery of a copy of the proxy statement and annual report by contacting TPG RE Finance Trust, Inc., 888 Seventh Avenue, 35th Floor, New York, New York 10106, Attention: Secretary, (212) 601-7400.

TPG RE FINANCE TRUST, INC. CO PROXY SERVICES PO BOX 9142 FARMINGDALE, NY 11735 VOTE BY INTERNET Before The Meeting – Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 17, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting – Go to www.virtualshareholdermeeting.com/TRTX2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 17, 2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E98712-P34763 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. TPG RE FINANCE TRUST, INC. For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1.Election of Directors Nominees: 01)Avi Banyasz 02)Kelvin Davis 03)Michael Gillmore 04)Todd Schuster 05) Wendy Silverstein 06)Bradley Smith 07)Gregory White The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2.Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 3.Advisory Vote on Executive Compensation: To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers. NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees named herein and FOR proposals 2 and 3. For address changes, please send via email to: IR@tpgrefinance.com For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this virtual meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com TPG RE FINANCE TRUST, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 18, 2021 The stockholder(s) hereby appoint(s) Robert Foley, Deborah Ginsberg and Matthew Coleman, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TPG RE Finance Trust, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 11:00 a.m., Eastern Time, on Tuesday, May 18. 2021, and any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side